_____________________________________________


                                  STOCK PURCHASE AGREEMENT

                                           by and among

                              CROWLEY CELLULAR TELECOMMUNICATIONS
                               LIMITED PARTNERSHIP, as "Seller",


                              CROWLEY CELLULAR TELECOMMUNICATIONS
                               BINGHAMTON, INC., as the "Company"

                                               and


                            VANGUARD CELLULAR SYSTEMS, INC., as Buyer


                                     Dated as of August 5, 1994

                          _____________________________________________

                            TABLE OF CONTENTS

                                                                           Page
ARTICLE I    DEFINITIONS    . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1   Defined Terms.   . . . . . . . . . . . . . . . . . . . . . . 1
         1.2   Other Defined Terms  . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II   PURCHASE AND SALE OF STOCK   . . . . . . . . . . . . . . . . . 6
         2.1   Transfer of Stock  . . . . . . . . . . . . . . . . . . . . . 6
         2.2   Consideration for Stock  . . . . . . . . . . . . . . . . . . 6

ARTICLE III  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .12
         3.1   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .12
         3.2   Documents to be Delivered  . . . . . . . . . . . . . . . . .12

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . .13

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . .13

ARTICLE VI   ACTIONS BY SELLER AND BUYER PRIOR TO THE CLOSING . . . . . . .13
         6.1   Covenants of Seller  . . . . . . . . . . . . . . . . . . . .13
         6.2   Covenants of Seller and Buyer  . . . . . . . . . . . . . . .16

ARTICLE VII  CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . . . . . . . .19
         7.1   Representations, Warranties and Covenants  . . . . . . . . .19
         7.2   Consents   . . . . . . . . . . . . . . . . . . . . . . . . .20
         7.3   No Governmental Proceeding or Litigation   . . . . . . . . .20
         7.4   Opinion of Counsel   . . . . . . . . . . . . . . . . . . . .20
         7.5   Certificates   . . . . . . . . . . . . . . . . . . . . . . .20
         7.6   Corporate Documents  . . . . . . . . . . . . . . . . . . . .20
         7.7   HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . .20
         7.8   Bankruptcy   . . . . . . . . . . . . . . . . . . . . . . . .20
         7.9   Billing Support Agreement  . . . . . . . . . . . . . . . . .21

ARTICLE VIII CONDITIONS TO BUYER'S OBLIGATIONS  . . . . . . . . . . . . . .21
         8.1   Representations, Warranties and Covenants  . . . . . . . . .21
         8.2   Consents   . . . . . . . . . . . . . . . . . . . . . . . . .21
         8.3   No Governmental Proceeding or Litigation   . . . . . . . . .22
         8.4   Opinion of Counsel   . . . . . . . . . . . . . . . . . . . .22
         8.5   Billing Support Agreement  . . . . . . . . . . . . . . . . .22
         8.6   Certificates   . . . . . . . . . . . . . . . . . . . . . . .22
         8.7   Corporate Documents  . . . . . . . . . . . . . . . . . . . .22
         8.8   HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . .22
         8.9   Clearance Certificate.   . . . . . . . . . . . . . . . . . .22
         8.10  Nonforeign Affidavit.  . . . . . . . . . . . . . . . . . . .22
         8.11  Noncompetition Agreement.  . . . . . . . . . . . . . . . . .23

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                                                                         Page

ARTICLE IX   ACTIONS BY SELLER, THE COMPANY AND BUYER AFTER THE CLOSING .  23
         9.1   Cooperation and Records Retention.   . . . . . . . . . . . .23
         9.2   Further Assurances   . . . . . . . . . . . . . . . . . . . .23
         9.3   Noncompetition Agreement   . . . . . . . . . . . . . . . . .24
         9.4   Stock Certificates   . . . . . . . . . . . . . . . . . . . .24
         9.5   Sale of Vanguard Stock by Seller   . . . . . . . . . . . . .24
         9.6   Sale of Elmira Assets by Buyer   . . . . . . . . . . . . . .24
         9.7   Name Change  . . . . . . . . . . . . . . . . . . . . . . . .24
         9.8   Billing and Conversion Matters . . . . . . . . . . . . . . .25

ARTICLE X    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . .25
         10.1  Survival of Representations, Etc   . . . . . . . . . . . . .25
         10.2  Indemnification  . . . . . . . . . . . . . . . . . . . . . .25
         10.3  Indemnification Procedures   . . . . . . . . . . . . . . . .26
         10.4  No Right of Contribution   . . . . . . . . . . . . . . . . .27
         10.5  Remedies   . . . . . . . . . . . . . . . . . . . . . . . . .27
         10.6  Tax Indemnification and Procedures.  . . . . . . . . . . . .27

ARTICLE XI   SECURITIES LAWS  . . . . . . . . . . . . . . . . . . . . . . .29
         11.1  Acquisition for Investment   . . . . . . . . . . . . . . . .29
         11.2  Legend   . . . . . . . . . . . . . . . . . . . . . . . . . .30

ARTICLE XII  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .30
         12.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . .30
         12.2  Assignment   . . . . . . . . . . . . . . . . . . . . . . . .30
         12.3  Notices; Transfer of Funds   . . . . . . . . . . . . . . . .31
         12.4  Choice of Law  . . . . . . . . . . . . . . . . . . . . . . .32
         12.5  Entire Agreement; Amendments and Waivers . . . . . . . . . .32
         12.6  Counterparts   . . . . . . . . . . . . . . . . . . . . . . .32
         12.7  Invalidity   . . . . . . . . . . . . . . . . . . . . . . . .32
         12.8  Headings   . . . . . . . . . . . . . . . . . . . . . . . . .32
         12.9  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . .32
         12.10 Publicity  . . . . . . . . . . . . . . . . . . . . . . . . .32
         12.11 Confidential Information   . . . . . . . . . . . . . . . . .33

ANNEX I      REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . 1
          1.    Organization of Seller  . . . . . . . . . . . . . . . . . . 1
          2.    Organization of the Company . . . . . . . . . . . . . . . . 1
          3.    Organization of Licensee  . . . . . . . . . . . . . . . . . 1
          4.    Authorization . . . . . . . . . . . . . . . . . . . . . . . 2
          5.    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . 2
          6.    Absence of Certain Changes or Events  . . . . . . . . . . . 2
          7.    Title to Assets, Etc  . . . . . . . . . . . . . . . . . . . 4

                                                                          Page

          8.    Condition of Tangible Assets  . . . . . . . . . . . . . . . 5
          9.    Contracts and Commitments . . . . . . . . . . . . . . . . . 5
         10.    Authorizations  . . . . . . . . . . . . . . . . . . . . . . 6
         11.    No Conflict or Violation  . . . . . . . . . . . . . . . . . 6
         12.    Consents and Approvals  . . . . . . . . . . . . . . . . . . 7
         13.    Financial Statements  . . . . . . . . . . . . . . . . . . . 7
         14.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . 7
         15.    Labor Matters . . . . . . . . . . . . . . . . . . . . . . . 7
         16.    Liabilities . . . . . . . . . . . . . . . . . . . . . . . . 8
         17.    Compliance with Law . . . . . . . . . . . . . . . . . . . . 8
         18.    No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . 8
         19.    No Other Agreements to Sell the Assets or the Company . . . 9
         20.    Proprietary Rights  . . . . . . . . . . . . . . . . . . . . 9
         21.    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . 9
         22.    Transactions with Certain Persons . . . . . . . . . . . . .16
         23.    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .17
         24.    Severance Arrangements  . . . . . . . . . . . . . . . . . .19
         25.    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . 19
         26.    Accounts Receivable  . . . . . . . . . . . . . . . . . . . 19
         27.    Payments   . . . . . . . . . . . . . . . . . . . . . . . . 20
         28.    Customers and Suppliers  . . . . . . . . . . . . . . . . . 20
         29.    Compliance With Environmental Laws   . . . . . . . . . . . 20
         30.    Material Misstatements Or Omissions  . . . . . . . . . . . 21

ANNEX II     REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . .  1
          1.    Organization of Buyer  . . . . . . . . . . . . . . . . . .  1
          2.    Authorization  . . . . . . . . . . . . . . . . . . . . . .  1
          3.    Consents and Approvals   . . . . . . . . . . . . . . . . .  1
          4.    No Brokers   . . . . . . . . . . . . . . . . . . . . . . .  1
          5.    No Conflict or Violation   . . . . . . . . . . . . . . . .  1
          6.    Vanguard Stock   . . . . . . . . . . . . . . . . . . . . .  2
          7.    Material Misstatements Or Omissions  . . . . . . . . . . .  2
          8.    Reports  . . . . . . . . . . . . . . . . . . . . . . . . .  2


                      *********************************************

          Exhibit A        Capital Budget
          Exhibit B        Opinion(s) of Buyer's Counsel
          Exhibit C        Opinion(s) of Seller's Counsel

                              STOCK PURCHASE AGREEMENT


                                     This Stock Purchase Agreement, dated
                    as of August 5, 1994 is by and among VANGUARD CELLULAR SYSTEMS, INC., a North Carolina corporation ("Buyer"), CROWLEY CELLULAR TELECOMMUNICATIONS LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and CROWLEY CELLULAR TELECOMMUNICATIONS BINGHAMTON, INC., a Delaware corporation (the "Company").

                                            RECITALS

                                     A.       Seller owns 100 shares of
                    common stock of the Company, constituting all of the issued and outstanding capital stock (the "Stock") of the Company. The Company is a general partner of Binghamton CellTelCo ("Licensee"), which currently engages in the non-wireline cellular telephone business, operating the Cellular Block A telephone system in the Binghamton, New York metropolitan statistical area (the "Binghamton System"). The Company is the licensee of the Cellular Block A telephone system in the Elmira, New York metropolitan statistical area (the "Elmira System") (collectively, the Binghamton System and the Elmira System are herein referred to as the "Systems").

                                     B.       Buyer desires to purchase from
                    Seller, and Seller desires to sell to Buyer, all of the Stock subject to the terms and conditions of this Agreement.

                                            AGREEMENT

                                     NOW, THEREFORE, in consideration of
                    the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                            ARTICLE I

                                           DEFINITIONS

                                     1.1      Defined Terms.  As used
                    herein, the terms below shall have the following meanings:

                                     "Authorizations" shall mean all
                    authorizations, permits and licenses issued by any governmental authority to the Company and Licensee in respect of the construction, ownership or operation of the Systems and all applications for modification, extension or renewal thereof, including without limitation, such authorizations, permits and licenses set forth on Schedule 1.1(a) hereof.

                                     "Balance Sheet" shall mean the
                    Consolidating Balance Sheets of the Company as of May 31, 1994 and the Consolidating Balance Sheets of the Company as of December 31, 1993, together with the notes thereon and the related unqualified report of Arthur Andersen & Co., the Company's certified public accountants, previously delivered to Buyer and described in the Disclosure Schedules.

                                     "Balance Sheet Date" shall mean May
                    31, 1994.

                                     "Closing Date Balance Sheet" shall
                    mean the Balance Sheet of the Company as of the Closing
                    Date.

                                     "Code" shall mean the Internal Revenue
                    Code of 1986, as may be amended from time to time, and the regulations promulgated thereunder.

                                     "Communications Act" shall mean the
                    Communications Act of 1934, as amended, and the written rules, regulations, orders and policies of the FCC promulgated thereunder.

                                     "Contracts" shall mean any of the
                    agreements, contracts, commitments or other documents described in the Disclosure Schedules.

                                     "Disclosure Schedules" means the
                    schedules delivered by Seller to Buyer on or prior to the date hereof which sets forth exceptions to the representations and warranties contained in Annex I hereof and certain other information called for by Annex I hereof and other provisions of this Agreement.

                                     "Encumbrances" shall mean any claim,
                    lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other rights of third parties.

                                     "Facilities" shall mean the real
                    property and related facilities which are owned or leased by the Company or Licensee, including without limitation the real property and related facilities as set forth on Schedule 1.1(b) hereof.

                                     "FCC" shall mean the Federal
                    Communications Commission or any successor agency.

                                     "FCC Consent" shall mean the actions
                    of the FCC granting its consent to the Transfer
                    Applications.

                                     "Final Order" means an order, action
                    or decision of the FCC (or subsequent court order or judgment) that has not been reversed, stayed, enjoined, modified or amended and as to which the time to appeal, petition for certiorari or seek reargument or rehearing or administrative reconsideration or review has expired and as to which no appeal, reargument, petition for certiorari or rehearing or petition for reconsideration or application for review is pending or as to which any right to appeal, reargue, petition for certiorari or rehearing or reconsideration or review has been waived in writing by each party having such a right or, if any appeal, reargument, petition for certiorari or rehearing or reconsideration or review thereof has been sought, the order or judgment of the court or FCC has been affirmed by the highest court (or the administrative entity or body) to which the order was appealed or from which the argument or rehearing or reconsideration or review was sought, or certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument or rehearing, or reconsideration or review, has expired.

                                     "Financial Statements" shall mean the
                    Consolidating Statements of Income and Expense for the five month period ended as of the Balance Sheet Date and the Consolidating Statements of Income and Expense for the year ended as of December 31, 1993, together with the notes thereon and the related unqualified report of Arthur Andersen & Co., the Company's certified public accountants, previously delivered to Buyer and described in the Disclosure Schedules.

                                     "Fixtures and Equipment" shall mean
                    all of the furniture, fixtures, furnishings, machinery and equipment owned by the Company or Licensee, and located in, at or upon the Facilities as of the Balance Sheet Date plus all additions, replacements or deletions since the Balance Sheet Date in the ordinary course of the Company's or Licensee's business, including without limitation the furniture, fixtures, furnishings, machinery and equipment set forth on
                    Schedule 1.1(c) hereof.



                                     "FTC" shall mean the Federal Trade
                    Commission or any successor agency.

                                     "HSR Act" shall mean the Hart-Scott-
                    Rodino Antitrust Improvements Act of 1976.

                                     "NYPSC" means the New York Public
                    Service Commission or any successor agency.

                                     "NYPSC Approval" means the order
                    issued by the NYPSC approving the sale of the Stock as contemplated by this Agreement.

                                     "Representative" shall mean any
                    officer, director, principal, attorney, agent, employee or other representative.

                                     "Returns" means all returns (including
                    without limitation information returns), declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

                                     "Subsidiaries" shall mean all
                    corporations, partnerships, joint ventures or other entities in which the Company either owns capital stock or is a partner or is in some other manner affiliated through an investment or participation in the equity of such entity.

                                     "Target Closing Date" shall mean (a)
                    the fifth business day after the later to occur of (i) the date on which all FCC and state regulatory approvals necessary in order to lawfully consummate the transactions have been received and shall have become a Final Order (unless Buyer waives the condition that such approvals have become Final Orders), or (ii) the date upon which all applicable waiting periods under the HSR Act, if any, shall have expired or been terminated without objection by the FTC or the date upon which the approval of the United States Department of Justice with respect to the Closing shall have been obtained, or (b) such other date as may be mutually agreed upon in writing by Seller and Buyer.

                                     "Taxes" means all federal, state,
                    local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges in the nature of, or commonly thought of, as Taxes, together with any interest and penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

                                     "Transfer Applications" shall mean the
                    applications filed with the FCC requesting its written consent to the transfer of control of the Authorizations from the Company to Buyer.

                                     1.2      Other Defined Terms.  The
                    following terms shall have the meanings defined for such terms in the Sections set forth below:


Term                                                       Section

Actions                                                     Annex I - 14
Assets                                                      Annex I - 7
Authorizations                                              Annex I - 10
Base Shares                                                 2.2(c)
Base Stock Price                                            2.2(a)
Benefit Arrangement                                         Annex I - 21
Billing Support Agreement                                   6.2(e)
Billing Support Services                                    6.2(e)
Binghamton System                                           Recitals
Buyer                                                       Recitals

CIMS                                                         6.2(e)
Closing                                                      3.1
Closing Date                                                 3.1
Closing Date Price                                           2.2(c)
Closing Date Value                                           2.2(c)
Code                                                         Annex I - 21
Common Control Entity                                        Annex I -21
Company                                                      Recitals
Competitive Business                                         9.3
Damages                                                      10.2
Designated Partners                                          2.2(b)(v)
Elmira Assets                                                9.6
Elmira System                                                Recitals
Employee Plans                                               Annex I - 21
ERISA                                                        Annex I - 21
ERISA Affiliate                                              Annex I - 21
Escrow Deposit                                               2.2(d)
Excess Stock                                                 2.2(a)
Exchange Act                                                 2.2(b)
Floor Value                                                  2.2(c)
Increase                                                     3.1
Insurance Statement                                          6.2(f)
Insurer                                                      6.2(f)
Interest Period                                              2.2(d)
Maximum Value                                                2.2(c)
Multiemployer Plan                                           Annex I - 21
NASDAQ                                                       2.2(b)
Net Current Assets                                           2.2(d)
PBGC                                                         Annex I - 21
Pension Plan                                                 Annex I - 21
Personnel                                                    6.1(a)
Plans                                                        Annex I - 21
Post-Closing Partial Period                                  10.6(b)
Pre-Closing Partial Period                                   10.6(a)
Proprietary Rights                                           Annex I - 20
Prospectus                                                   2.2(b)
Purchase Price                                               2.2(a)
Purchase Price Notice                                        2.2(a)
Registration Statement                                       2.2(b)
Reimbursable Capital                                         2.2(d)
Resale Period                                                2.2(b)
Securities Act                                               2.2(b)

SEC                                                          2.2(b)
SEC Reports                                                  Annex II-8
Seller                                                       Recitals
Stock                                                        Recitals
Subsidiary                                                   Annex I - 21
Systems                                                      Recitals
Telesk Claim                                                 10.2(a)
Vanguard Stock                                               2.2(a)
Welfare Plan                                                 Annex I - 21



                                 ARTICLE II
                          PURCHASE AND SALE OF STOCK



                                     2.1      Transfer of Stock.  Upon the
                    terms and subject to the conditions contained herein, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, on the Closing Date, all of the issued and outstanding shares of the Stock.

                                     2.2      Consideration for Stock.

                                     (a)      Base Stock Price.  Upon the
                    terms and subject to the conditions contained herein, as consideration for the purchase of all of the issued and outstanding shares of the Stock, Buyer shall pay a purchase price of Forty Eight Million Five Hundred Thirty Nine Thousand Two Hundred Fifty Dollars ($48,539,250) (the "Base Stock Price"), as adjusted pursuant to subsections (c) and (d) of this Section 2.2 and as adjusted pursuant to Section 3.1 below (the "Purchase Price"). The Base Stock Price will be payable, at Buyer's option: (i) in full in cash, (ii) in shares of Class A common stock of Buyer (such stock being referred to as "Vanguard Stock") or (iii) in any combination of both cash and Vanguard Stock in Buyer's sole discretion. Buyer shall notify Seller in writing (the "Purchase Price Notice") on the trading day immediately preceding the Closing Date of Buyer's intended method of payment of the Purchase Price and, if all or part of such payment shall be in Vanguard Stock, the Purchase Price Notice shall include the determination of the number of shares of Vanguard Stock, including the calculations under subsection (c), if applicable, to be paid by Buyer to Seller pursuant to this Section 2.2. If Buyer does not so notify Seller, then the Purchase Price shall be paid in full in cash. Notwithstanding the foregoing, in no event shall Buyer pay the Purchase Price in Vanguard Stock to the extent that the amount of Vanguard Stock to be delivered by Buyer shall equal or exceed 5% of the issued and outstanding

                    Class A common stock of Buyer,
                    after giving effect to the issuance thereof (such Vanguard Stock in excess of 5% of the issued and outstanding Class A common stock of Vanguard being referred to as the "Excess Stock"). Buyer shall pay that portion of the Base Stock Price attributable to the Excess Stock in cash.

                                     (b)      Vanguard Stock.  (i)  If Buyer
                    elects to pay the Base Stock Price in accordance with subsection (a) above in whole or in part with shares of Vanguard Stock, then, as a condition to Buyer's right to deliver such shares in lieu of cash, Buyer shall ensure that at the time of delivery of such shares to Seller (1) such shares are subject to a then-currently effective registration statement under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the "Securities Act") and are specifically registered for resale by Seller to the public pursuant to such registration statement (the "Registration Statement") free and clear of any restrictions under the Securities Act except for prospectus delivery requirements, (2) such shares are listed on the National Association of Securities
                    Dealers Automated Quotations National Market System ("NASDAQ") or on a national securities exchange, and
                    (3) the delivery of such shares to Seller and the resale of such shares by Seller is qualified under applicable state securities laws and the resale of such shares shall have been qualified under such state securities laws as Seller shall reasonably request; provided, however, that Buyer shall not be obligated to qualify as a foreign corporation to do business under the laws of or become subject to taxation in, any jurisdiction in which it shall not be then qualified, or to file any general consent to service of process.

                                              (ii)    From time to time
                    during the period commencing on the Closing Date and ending upon the earlier of (x) 75 days after the Closing Date, or (y) such time as Seller shall have advised Buyer in writing that it has completed its resale of the Vanguard Stock delivered hereunder (the "Resale Period"), Buyer shall do the following:

                                              (A)     Prepare and deliver
                    to Seller as many copies of the Prospectus (as hereafter defined) as Seller may reasonably request;

                                              (B)     Use its best efforts
                    to comply with all requirements imposed upon it by the Securities Act, by the Securities Exchange Act of 1934
                    (as amended and together with the rules and regulations promulgated thereunder, the "Exchange Act"), and by the undertakings in the Registration Statement (including but not limited to the undertakings required by Item 512(g) of Regulation S-K) so far as is necessary to permit the continuance of sales of Vanguard Stock by Seller to the public free and clear of any restrictions under the Securities Act except for prospectus delivery requirements. If, at any time during the Resale
                    Period, an event shall occur which makes it necessary to amend or supplement the Prospectus to comply with law or with the rules and regulations of the Securities and Exchange Commission (the "SEC"), Buyer shall forthwith notify Seller of the proposed amendment or supplement and prepare and furnish to Seller such number of copies of an amended or supplemented
                    Prospectus that complies with law and with such rules and regulations as Seller may reasonably request.
                    Seller shall suspend its sales of Vanguard Stock pending preparation and delivery of such amendment or supplement. Buyer authorizes Seller, and any brokers or dealers effecting sales of the Vanguard Stock for the account of Seller, to use the Prospectus, as from time to time amended or supplemented, in connection with the sale of the Vanguard Stock in accordance with applicable provisions of the Securities Act. For purposes of this Agreement, the term "Prospectus" means the final prospectus relating to the Vanguard Stock most recently included in the Registration Statement or filed by Buyer pursuant to Rule 424 of the Securities
                    Act and any amendments or supplements thereto filed by Buyer pursuant to Rule 424 of the Securities Act and shall include all documents or information incorporated in any such prospectus by reference.

                                              (C)     Promptly advise
                    Seller (I) when any post-effective amendment of the Registration Statement is filed with the SEC and when any post-effective amendment becomes effective; (II) of any request made by the SEC for any amendment of or supplement to the Registration Statement or the Prospectus or for additional information relating thereto; (III) of any suspension or threatened suspension of the use of any Prospectus in any state; and (IV) of any proceedings commenced or threatened to be commenced by the SEC or any state securities commission which would result in the issuance of any stop order or other order or suspension of use. Buyer agrees to use its best efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of the Prospectus during the Resale Period and to comply with any such request by the SEC to amend or supplement the Prospectus.

                                              (D)     Take such action as
                    shall be necessary to qualify the shares of Vanguard Stock covered by such registration under such state securities laws for offers and sales to the public as Seller shall reasonably request; provided, however, that Buyer shall not be obligated to qualify as a foreign corporation to do business under the laws of or become subject to taxation in, any jurisdiction in which it shall not be then qualified, or to file any general consent to service of process.

                                              (E)     Cause the Vanguard
                    Stock to be registered pursuant to Section 12(b) or 12(g) of the Exchange Act and continually listed, subject to notice of issuance, on the NASDAQ or a national securities exchange and not subject to any restriction or suspension from trading on the NASDAQ or such national securities exchange; provided, however, that Buyer may deregister the Vanguard Stock registered pursuant to Section 12(b) or 12(g) of the Exchange Act if such deregistration is in connection with a merger, dissolution or other transaction in which the shareholders of Buyer receive prior to such deregistration either cash or securities that are listed on the

                    NASDAQ or a national securities exchange or some combination of cash and such securities; provided, further, that Buyer may delist the Vanguard Stock from trading on the NASDAQ or national securities exchange if Buyer is concurrently listing such stock on a national securities exchange.

                                     (iii)            If Buyer elects to
                    pay the Base Stock Price in accordance with subsection
                    (a) above in whole or in part with shares of Vanguard Stock, then Buyer shall make generally available to its security holders (and deliver to Seller), in the manner contemplated by Rule 158(b) under the Securities Act or otherwise, as soon as practicable but in any event not later than 120 days after the end of its fiscal quarter in which the first anniversary date of the Closing Date occurs if the end of such fiscal quarter is the end of Buyer's fiscal year (and if the end of such fiscal quarter is not the end of Buyer's fiscal year, then such period shall be reduced to 50 days), an earnings statement satisfying the requirements of Section 11(a) of the Securities Act and covering a period of at least twelve (12) consecutive months beginning after the Closing Date.

                                     (iv)     (A)  Buyer shall indemnify and
                    hold harmless Seller and the officers and directors and any controlling persons of Seller against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability) to which Seller may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any such untrue statement or omission is based upon written information supplied by Seller or by any of its representatives for use in such Registration Statement; provided, however, this indemnity agreement shall not inure to the benefit of Seller, its officers and directors nor any controlling person of Seller on account of any loss, claim, damage, liability or action arising from the sale of Vanguard Stock to any person if Seller failed to send or give a copy of the Prospectus (as amended or supplemented) to such person.

                                              (B)     Seller shall
                    indemnify and hold harmless Buyer, its officers and its directors and any controlling persons of Buyer against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which Buyer or any such persons may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any such untrue statement or omission is based upon written information supplied by Seller or its representatives for use in such Registration Statement.

                                              (C)     The indemnification
                    obligations of the parties hereunder shall be subject to Section 10.3 hereof and, notwithstanding any other provision of this Agreement, shall survive indefinitely and shall not be subject to the indemnification thresholds set forth in Section 10.2(a) or Section 10.2(b) hereof.

                                              (D)     If for any reason the
                    indemnification provided for in the preceding clauses is unavailable to an indemnified party as contemplated by the preceding clauses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

                                     (v)      Notwithstanding anything in
                    this Agreement to the contrary, if Seller or its Designated Partners (as defined below) shall have failed to provide all information to Buyer required to be included in the Registration Statement as to Seller and its Designated Partners within five (5) business days of request by Buyer or such later date, not later than sixty (60) days prior to the Closing Date, as is sufficient to enable the condition in subsection (b)(i) to be satisfied prior to the Closing, then (A) subsection (b)(i) shall not be a condition precedent to Buyer's right to deliver Vanguard Stock in whole or partial payment of the Base Stock Price and (B) Buyer's obligations under subsection b(ii) shall be suspended until the period beginning sixty (60) days from the date all such information is delivered to Buyer until the end of the Resale Period. If Seller desires that any Vanguard Stock that may be delivered at Closing be registered for resale under the Securities Act by its partners rather than Seller, then Seller shall so notify Buyer in writing and provide in such notification the names and addresses of such partners (the "Designated Partners"). If Seller so notifies Buyer, then the Designated Partners shall be entitled to the rights and subject to the obligations of Seller under this subsection (b) and otherwise treated as Seller for all purposes of this subsection (b).

                                     (c)      Determination of Number of
                    Shares of Vanguard Stock. If Buyer elects to pay the Base Stock Price in accordance with subsection (a) above in whole or in part with Vanguard Stock, the number of shares of Vanguard Stock deliverable by

                    Buyer to Seller on the Closing Date (the "Base Shares") shall be determined by dividing that portion of the Base Stock Price which Buyer elects to pay in stock by the arithmetical average of the closing prices of Vanguard Stock (as reported in The Wall Street Journal) on the five trading days ending on the trading day immediately preceding the Closing Date. If the product of the Base Shares multiplied by the closing price for Vanguard Stock (as reported in The Wall Street Journal) for the trading day immediately preceding the Closing Date
                    (such closing price being referred to as the "Closing Date Price" and such product being referred to as the "Closing Date Value") plus the amount of cash to be paid to Seller is less than $47,083,072.50 (i.e. 97% of the Base Stock Price) (the "Floor Value"), then Buyer shall deliver to Seller on the Closing Date an amount equal to the difference between the Floor Value and the Closing Date Value, at Buyer's option (but subject to the 5% limitation described in subsection (a) above), either in immediately available funds or by delivering an additional number of shares of Vanguard Stock determined by dividing the amount of the difference between the Floor Value and the Closing Date Value by the Closing Date Price. If the Closing Date Value plus the amount of cash to be paid to Seller is greater than $49,995,427.50 (i.e. 103% of the Base Stock Price) (the "Maximum Value"), then Buyer may reduce the number of shares of Vanguard Stock deliverable to Seller by Buyer on the Closing Date by the number of shares equal to
                    (i) the difference between the Closing Date Value and the Maximum Value (ii) divided by the Closing Date Price.

                                     (d)      Working Capital Adjustment.
                    The Base Stock Price shall be increased or decreased, as the case may be, by the Net Current Assets (as defined below) of the Company as of the Closing Date (such amount being referred to as the "Reimbursable Capital"). "Net Current Assets" shall mean current assets as set forth on the Closing Date Balance Sheet, minus current liabilities (other than current maturities of long term debt), as such terms are used in accordance with generally accepted accounting principles. At least two (2) business days prior to the Closing Date, Seller will provide Buyer with an estimated Closing Date Balance Sheet and a calculation of the Reimbursable Capital, which estimate, unless otherwise agreed, shall in no event exceed the sum of the net current assets of the Company as of the then most recent month end for which a balance sheet, prepared by the Company in good faith on a basis consistent with prior periods. On the Closing Date, Buyer shall pay to Seller an amount in cash equal to Seller's calculation of the Reimbursable Capital based on the estimated Closing Date Balance Sheet as provided above, of which $2,426,962 (the "Escrow Deposit") shall be deposited into an escrow account. Within ninety
                    (90) days following the Closing Date, the parties shall determine the actual amount of the Reimbursable Capital as of the close of business on the Closing Date (not taking into account any cash infusions pursuant to subsection (e) hereof). Upon the determination of such amount, the Escrow Deposit shall be delivered to Seller or Buyer, as the case may be, such that, after giving effect to the payment thereof, Seller shall have received the correct amount of Reimbursable Capital.
                    Such payment shall include an amount of
                    simple interest thereon calculated from the Closing Date to the date such payment is made (the "Interest Period") at the prime rate of interest announced from time to time during the Interest Period by the Bank of New York.

                                     (e)  To the extent the Purchase Price
                    is paid in full in cash, Buyer shall infuse an amount thereof into the Company on the Closing Date sufficient to enable the Company to pay off any of its indebtedness for borrowed money as of the Closing Date (with the Purchase Price payable to Seller for the Stock being reduced accordingly); provided, however, that in no event shall Buyer's obligation to make such a cash infusion change the parties' obligations with respect to the Reimbursable Capital as contemplated by subsection (d) hereof.

                                           ARTICLE III

                                             CLOSING

                                     3.1      Closing.  The closing of the
                    transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Target Closing Date at the offices of Latham & Watkins in Washington, D.C. unless the parties hereto otherwise agree. If the Target Closing Date occurs prior to January 5, 1995, Buyer shall have the right in its sole discretion, by written notice to Seller at least 21 days prior to the Target Closing Date, to extend the Closing from the Target Closing Date until a date no later than January 5, 1995; provided, however, if Buyer exercises such right: (i) the Purchase Price shall be increased by Fourteen Thousand Two Hundred Seventy Three and 93/100 Dollars ($14,273.93) (the "Increase") for each day beginning on the Target Closing Date and ending on the day before the date the Closing actually occurs (the "Closing Date"), which Increase may be paid in cash or in Vanguard Stock (but not in Excess Stock), or in some combination of cash and Vanguard Stock, at the sole discretion of Buyer, and (ii) if the Closing occurs on or after January 1, 1995, Buyer shall be obligated to pay the Purchase Price in full in cash (and shall not have the right to pay the Base Stock Price by delivering Vanguard Stock to Seller); provided, further, that Buyer shall not be required to pay the Purchase Price in full in cash if the Target Closing Date has not occurred prior to January 1, 1995, provided that the Closing occurs on the Target Closing Date. Buyer may waive the requirement that all consents of the FCC and state regulatory agencies shall have become Final Orders prior to the Closing. Notwithstanding the foregoing, Buyer shall not be required to pay the Increase hereunder if the Closing is delayed other than by reason of Buyer's exercise of its extension right described above.

                                     3.2      Documents to be Delivered.  To
                    effect the transfer referred to in Section 2.1 and the delivery of the consideration described in Section 2.2 hereof, Seller and Buyer shall, on the Closing Date, deliver the following:

                                     (a)      Seller shall deliver to Buyer
                    certificate(s) evidencing 100 shares of the Stock, free and clear of any Encumbrances of any nature whatsoever, duly endorsed, with signature guaranteed, in blank for transfer or accompanied by stock powers duly executed in blank.

                                     (b)      Seller and Buyer shall each
                    deliver all documents required to be delivered pursuant to Articles VII and VIII.

                                     (c)      Buyer shall deliver to Seller
                    the Purchase Price as provided in Section 2.2.

                                     (d)      All instruments and documents
                    executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer. All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller.


                                           ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES OF SELLER

                                     Except as otherwise set forth in the
                    Disclosure Schedules, Seller represents and warrants to Buyer as set forth in Annex I, incorporated by reference hereto.

                                            ARTICLE V

                             REPRESENTATIONS AND WARRANTIES OF BUYER

                                     Buyer represents and warrants to
                    Seller as set forth in Annex II, incorporated by reference hereto.

                                           ARTICLE VI

                        ACTIONS BY SELLER AND BUYER PRIOR TO THE CLOSING

                                     6.1      Covenants of Seller.  Seller
                    covenants that, other than in the ordinary course of business, for the period from the date hereof through the Closing:

                                     (a)      Maintenance of Business.
                    Seller shall cause the Company and Licensee to diligently carry on its respective business in the ordinary course consistent with past practice.

                                     (b)      Certain Prohibited
                    Transactions. Seller shall not permit the Company or Licensee to do any of the following without the prior written approval of Buyer:

                                     (i)      increase the compensation
                    payable or to become payable to any of its officers, employees or agents (collectively, "Personnel") other than consistent with past practice (ii) grant a bonus, incentive compensation, service award or other like benefit, awarded or accrued, contingently or otherwise, for or to the credit of any of the Personnel except for arrangements described in the Disclosure Schedules,
                    (iii) make or agree to make any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedules or (iv) enter into any new employ-ment agreements;

                                     (ii)     add to or modify any of the
                    employee benefit plans, arrangements or practices described in the Disclosure Schedules affecting Personnel other than (i) contributions made in accordance with the normal practices of the Company or
                    (ii) the extension of coverage to other Personnel who became eligible after the Balance Sheet Date;

                                     (iii)    sell, assign or transfer any
                    of its assets, other than in the ordinary course of business consistent with past practice (not exceeding $50,000 in aggregate value);

                                     (iv)     cancel any indebtedness or
                    waive any rights of substantial value whether or not in the ordinary course of business;

                                     (v)      amend, cancel or terminate any
                    material Contract, license or other instrument;

                                     (vi)     make a capital expenditure or
                    execute any lease or incur any liability therefor, other than expenditures pursuant to the capital budget set forth on Exhibit A attached hereto or replacements made necessary due to a casualty loss;

                                     (vii)    fail to repay any material
                    obligation;

                                     (viii)   change accounting methods or
                    practices, which change affects its assets, liabilities or business;

                                     (ix)     revalue any of its assets,
                    including without limitation, writing off notes or accounts receivable;

                                     (x)      mortgage, pledge or otherwise
                    Encumber any of its assets except purchase money mortgages or capital leases arising in the ordinary course of business;

                                     (xi)     declare, set aside or pay any
                    dividends or distribute any capital stock of the Company or redeem, purchase or otherwise acquire any of the Company's equity securities;

                                     (xii)  make any distributions to the
                    partners of Licensee unless Seller determines that compliance with this covenant would cause Seller to breach its fiduciary duty to the partners of Licensee; provided, however, that if Seller makes any distributions to the partners of Licensee between the date hereof and the Closing Date, the Purchase Price paid by Buyer to Seller shall be reduced by the amount of such distributions paid to partners other than the Company;

                                     (xiii)   issue, or commit to issue, any
                    shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

                                     (xiv)    other than in the ordinary
                    course of business, incur any indebtedness for borrowed money or commit to borrow money, or enter into any loans, guaranties, or capital lease obligations;

                                     (xv)     incur any liabilities, other
                    than in the ordinary course and consistent with past practice, involving $20,000 or more in the aggregate, or increase or change any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                                     (xvi)    agree to do any of the forego-
                    ing; or

                                     (xvii)   do any other act which would
                    cause any representation or warranty of Seller hereunder to be or become untrue in any material respect.

                                     (c)  Investigation by Buyer.  Seller
                    and the Company shall allow Buyer during regular business hours through Buyer's employees, agents and representatives, to make such investigation of the business, properties, books and records of the Company and Licensee, and to conduct such examination of the condition of the Company and Licensee, as Buyer deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of Seller hereunder; provided, however, that any information obtained from Seller is subject to the confidentiality provisions contained in Section 12.12 below; and provided, further, that any investigation by

                    Buyer hereunder shall not affect the representations and warranties of Seller and the Company contained in this Agreement.

                                     (d)      No Mergers, Consolidations,
                    Sale of Stock, Etc. Neither the Company nor Seller will, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of the Stock, the merger of the Company or Licensee with, or the direct or indirect disposition of a significant amount of the Company's or Licensee's assets or business to any person other than Buyer or its affiliates or provide any assistance or any information to or otherwise cooperate with any person in connection with any such inquiry, proposal or transaction. In the event that either the Company or Seller receives an unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, the Company or Seller, as the case may be, will provide Buyer with notice thereof as soon as practical after receipt, including the identity of the prospective purchaser or soliciting party.

                                     (e)      Tax Elections.  No new
                    elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Company shall be made after the date of this Agreement without the prior written consent of Buyer.

                                     (f)      Control.  Notwithstanding any
                    provision of this Agreement that may be construed to the contrary, pending the Closing, Seller shall maintain actual (de facto) and legal (de jure) control over the Company and Licensee. Specifically, and without limitation, the responsibility for the operation of the Company and Licensee shall, pending the Closing, reside with the Board of Directors of the Company and the partners of Licensee, including, but not limited to, responsibility for the following matters: (i) access to and the use of the Facilities and Equipment of the Company and Licensee; (ii) control of the daily operation of the Company and Licensee;
                    (iii) creation and implementation of policy decisions;
                    (iv) employment and supervision of Personnel; (v) payment of financing obligations and expenses incurred in the operation of the Company and Licensee; (vi) receipt and distribution of monies and profits derived from the operation of the Company and Licensee; and
                    (vii) execution and approval of all contracts and applications prepared and filed before regulatory agencies.

                                     6.2      Covenants of Seller and Buyer.
                    Seller and Buyer covenant as follows for the period from the date hereof through the Closing:

                                     (a)      Consents and Best Efforts.

                                     (i)      Within fifteen (15) business
                    days after execution and delivery of this Agreement, Buyer and Seller shall make all filings, if any, required under the HSR Act. Seller shall and shall cause the Company to, as soon as possible, commence to take all action reasonably required to obtain all consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of all of the Stock, and Buyer shall cooperate with Seller with respect thereto; provided, however, that neither Buyer nor Seller shall be required to pay any consideration or agree to any material unfavorable modification of any existing contract or agreement in order to obtain such consent. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its reasonable efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

                                     (ii)     Seller and Buyer shall each
                    diligently and expeditiously take all steps reasonably necessary to prosecute the Transfer Applications, and to obtain the FCC's determination that grant of the Transfer Applications will serve the public interest, convenience or necessity. The failure by either party to diligently prosecute its portions of the Transfer Applications as required by this Section shall be a material breach of this Agreement. All fees charged by the FCC in connection with filing the Transfer Applications shall be paid one-half by Buyer and one-half by Seller.

                                     (iii)    Seller and Buyer shall each
                    diligently and expeditiously take all steps reasonably necessary to prosecute the application for the NYPSC Approval, and to obtain the NYPSC's determination that grant of a NYPSC Approval will serve the public interest, convenience or necessity. The failure by either party to diligently prosecute its portions of the application for the NYPSC Approval as required by this Section shall be a material breach of this Agreement. All fees charged by the NYPSC in connection with filing the application for the NYPSC Approval shall be paid one-half by Buyer and one-half by Seller.

                                     (b)      Notification of Certain
                    Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing and (ii) any material failure of Seller, the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy same.

                                     (c)      Offer to Purchase Other
                    Interests. Buyer covenants that for the period from the date hereof through the Closing, Buyer shall offer to purchase any and all of the ownership interests in Licensee from any holders thereof (other than the

                    Company and Buyer) on the Closing Date for a purchase price of not less than $43,439.51 for each one tenth of one percent of ownership interest in Licensee, such purchase price to be paid in cash. Seller shall provide, or cause the Company to provide, all information reasonably required by Buyer in making such offers.

                                     (d)      Actions Affecting Vanguard
                    Stock. Buyer and Seller each covenant that it shall not take any actions outside of the scope of its ordinary course of business to affect or influence the trading price of Vanguard Stock during the five (5) trading day period ending the trading day immediately preceding the Closing Date as described in Section 2.2(c).

                                     (e)      Billing Support Agreement.
                    Buyer and Seller shall enter into an agreement reasonably acceptable to Buyer and Seller (the "Billing Support Agreement") pursuant to which Seller shall cause to be provided to Buyer for up to one year following the Closing Date both (1) support services for the cellular information management system presently used in the operation of the Systems (the "CIMS") of the type the Company and Licensee now receive from Seller's affiliate, MLC Industries, Inc., and which will assist Buyer in operating the Systems after the Closing Date consistent with the manner in which the Systems are operated prior to the Closing Date and (2) assistance in converting the CIMS to Buyer's system as soon as reasonably practicable following the Closing Date (such services being referred to as "Billing Support Services"). Without limitation of the foregoing, the Billing Support Services shall include the following:

                                              (i)     Maintenance.  Ongoing
                             maintenance of the CIMS including, without limitation, (A) routine maintenance as required by the billing process, (B) programming support necessary to maintain and change customer features, billing rates and programs, (C) generation of information reports not presently generated by the CIMS and (D) responding to CIMS failures and outages in a timely fashion to the end that the Company and Licensee are able (x) to have generated and mailed to the Systems' subscribers bills for the usage of the Systems in the ordinary course of business and
                             (y) to have access to customer records so as to be able to respond to customer billing inquiries in the ordinary course of business;

                                              (ii)    Roaming.  Service as
                             the billing vendor with respect to incollect and outcollect roamer tape processing for the roamer clearinghouse selected by Buyer (initially, the GTE TSI clearinghouse), including, without limitation, (A) processing roamer outcollects and submitting to Buyer's clearinghouse in "Ciber" format on a bi-weekly basis to the end that outcollects are released in a timely manner to be received and processed by Buyer's clearinghouse prior to the 15th day of each month and (B) processing all incollects once per billing cycle and not later than three (3) days prior to the "cut off" date; and

                                              (iii)   Conversion.
                             Assistance in converting the CIMS to Buyer's system on an automated basis (i.e., tape-to-tape and not in a manner requiring manual data entry onto Buyer's system).

                    The Billing Support Agreement shall provide that Billing Support Services shall be performed in a manner consistent with that generally available to cellular carriers by billing vendors in the cellular industry and by Seller or its affiliates to persons who have previously acquired from Seller corporations holding cellular telephone systems. Buyer shall pay a monthly fee for the Billing Support Services during the term of the Billing Support Agreement equal to $2.00 per subscriber to the Systems during such period.

                                     (f)      Statement from Insurance
                    Carrier. Prior to the Closing, Seller shall obtain from its insurance carrier (the "Insurer") a statement to the following effect (the "Insurance Statement"): upon review of the pleadings filed in a lawsuit against the Company and/or Licensee by John and Joan A. Telesk, the Insurer has found that the allegations raised in such pleadings are within the scope of coverage afforded under the insurance policies of the Company and/or Licensee. If Seller is unable to obtain the Insurance Statement from the Insurer prior to Closing, Seller agrees that Six Hundred Thousand Dollars ($600,000) of the Escrow Deposit shall remain in escrow until the earlier of (i) receipt by Buyer of the Insurance Statement and (ii) resolution of any and all claims raised by John and Joan A. Telesk, whether by settlement, dismissal or adjudication.

                                           ARTICLE VII

                               CONDITIONS TO SELLER'S OBLIGATIONS

                                     The obligations of Seller to transfer
                    the Stock to Buyer on the Closing Date are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                                     7.1      Representations, Warranties
                    and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, other than representations and warranties that speak of a certain date and other than by reason of changes not prohibited by the provisions of this Agreement. Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the

                    Closing Date. There shall be delivered to Seller a certificate (signed by the President or a Vice President of Buyer) to the foregoing effect.

                                     7.2      Consents.  All consents,
                    approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Stock to Buyer as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller.

                                     7.3      No Governmental Proceeding or
                    Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted which questions the validity or legality of the transactions contemplated hereby and which would reasonably be expected materially to damage Seller if the transactions contemplated hereunder are consummated, unless such proceeding was initiated or instigated by Seller or its subsidiaries.

                                     7.4      Opinion of Counsel.  Buyer
                    shall have delivered to Seller an opinion of counsel to Buyer reasonably acceptable to Seller, in the form of Exhibit B hereto. If any Vanguard Stock is to be delivered at Closing, Buyer shall also have delivered to Seller an opinion of Buyer's SEC counsel reasonably acceptable in form and substance to Seller, with respect to the due authorization and issuance of such Vanguard Stock and the registration of such Vanguard Stock under the Securities Act.

                                     7.5      Certificates.  Buyer will
                    furnish Seller with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

                                     7.6      Corporate Documents.  Seller
                    shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer's corporate secretary.

                                     7.7      HSR Act.  The applicable
                    waiting period, including any extension thereof, under the HSR Act shall have expired or shall have been terminated and neither the U.S. Department of Justice nor the FTC shall have made a request for additional information which has not previously been supplied or have taken any action to prevent the transactions contemplated by this Agreement.

                                     7.8      Bankruptcy.  In the event it
                    delivers shares of Vanguard Stock to Seller pursuant to
                    Section 2.2 hereof, Buyer will not have (I) commenced a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (II) filed a petition seeking to take advantage of any other laws relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts generally, (III) consented to or failed to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (IV) applied for, or consented to, or failed to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its assets, (V) admitted in writing its inability to pay, or generally not be paying, its debts generally (other than those that are the subject of bona fide disputes) as they become due,
                    (VI) made a general assignment for the benefit of creditors, or (VII) taken any corporate action for the purpose of effecting any of the foregoing; and no case or other proceeding shall have been commenced against Buyer in any court of competent jurisdiction seeking
                    (x) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any laws relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts generally, or (y) the appointment of a trustee, receiver, custodian, liquidator or the like of Buyer or of all or any substantial part of the assets of Buyer.

                                     7.9      Billing Support Agreement.
                    Buyer and Seller shall have entered into the Billing Support Agreement contemplated by Section 6.2(e).

                                          ARTICLE VIII

                                CONDITIONS TO BUYER'S OBLIGATIONS

                                     The obligations of Buyer to purchase
                    the Stock as provided hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                                     8.1      Representations, Warranties
                    and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, other than representations and warranties that speak of a certain date and other than by reason of the changes not prohibited by the provisions of this Agreement.
                    Seller, Licensee and the Company shall have performed in all material respects all agreements and covenants required hereby to be performed by any of them prior to or at the Closing Date. There shall be delivered to Buyer a certificate (signed by the General Partner of Seller and the President or a Vice President of the Company) to the foregoing effect.

                                     8.2      Consents.  All consents,
                    approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Stock to Buyer as contemplated hereby shall have been obtained and shall have become Final Orders, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Buyer.

                                     8.3      No Governmental Proceeding or
                    Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or, to the best knowledge of Seller, threatened which questions the validity or legality of the transactions contemplated hereby and which would reasonably be expected materially and adversely to affect the value of the Stock or business of the Company or Licensee, unless such proceeding was initiated or instigated by Buyer or its subsidiaries.

                                     8.4      Opinion of Counsel.  Seller
                    shall have delivered to Buyer an opinion of counsel for Seller and the Company in the form of Exhibit C hereto.

                                     8.5      Billing Support Agreement.
                    Buyer and Seller shall have entered into the Billing Support Agreement contemplated by Section 6.2(e).


                                     8.6      Certificates.  Seller and the
                    Company shall furnish Buyer with such certificates of the general partner of Seller and officers of the Company and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

                                     8.7      Corporate Documents.  Buyer
                    shall have received from Seller evidence of partnership approval and from the Company resolutions adopted by its board of directors approving this Agreement and the transactions contemplated hereby, certified by the general partner of Seller and the corporate secretary of the Company, respectively. Buyer shall have also received the corporate minute books, Certificates of Incorporation, bylaws, stock transfer books and other books and records of the Company and the partnership records and other books and records of Licensee.

                                     8.8      HSR Act.  The applicable
                    waiting period, including any extension thereof, under the HSR Act shall have expired or shall have been terminated and neither the U.S. Department of Justice nor the FTC shall have made a request for additional information which has not previously been supplied or have taken any action to prevent the transactions contemplated by this Agreement..

                                     8.9      Clearance Certificate.  Seller
                    shall provide Buyer with any clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price. Buyer shall waive this condition precedent if, at Closing, Seller agrees to provide such clearance certificate to Buyer as soon as practicable after Closing.

                                     8.10     Nonforeign Affidavit.  Seller
                    shall furnish Buyer an affidavit, stating under penalty of perjury that the indicated number is the transferor's United

                    States taxpayer identification
                    number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                                     8.11     Noncompetition Agreement.
                    George Crowley, Brian McTernan and John Fujii shall have entered into a noncompetition agreement containing the terms and conditions set forth in Section 9.3.


                                           ARTICLE IX

                                 ACTIONS BY SELLER, THE COMPANY
                                   AND BUYER AFTER THE CLOSING

                                     9.1      Cooperation and Records
                    Retention. Seller and Buyer agree that so long as any books, records and files relating to the business, properties, assets or operations of the Company, to the extent that they pertain to the operations of the Company prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose. Seller and Buyer shall (i) each provide the other, and Buyer shall cause the Company to provide to Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Buyer shall cause the Company to retain and provide Seller with, any records or other information that may be relevant to such Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules, and other records or information that may be relevant to such Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

                                     9.2      Further Assurances.  On and
                    after the Closing Date, Seller, the Company and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Buyer in possession and operating control of the business of the Company and Licensee.

                                     9.3      Noncompetition Agreement.
                    Seller and Buyer agree that for a period of three (3) years after the Closing Date, Seller and its general partners shall not, directly or indirectly, (i) own, manage, operate, control, join, assist, lend money to, guarantee the obligation of, or participate in the ownership, management, operation or control of, or be connected as consultant, stockholder, director, officer, employee, or partner with, or participate in any manner with the start-up or set-up of, any Competitive Business (as defined below), or
                    (ii) solicit or induce any employee of Buyer to terminate such employment or become employed by any person or entity other than Buyer. "Competitive Business" means the operation of broadband personal communications systems, enhanced specialized mobile radio, cellular telephone or other competitive wireless telecommunications businesses, but not including narrowband personal communications systems and other narrowband applications that can be used for paging, the authorized service area for which Competitive Business is located in whole or in part within the Binghamton, New York metropolitan statistical area or the Elmira, New York metropolitan statistical area. Notwithstanding anything herein to the contrary, the restrictions hereunder shall not apply to (A) the activities of any publicly-held company less than five percent (5%) of the equity of which is owned directly or indirectly by Seller, its partners or its affiliates, or (B) a noncontrolling interest in a national or regional system or license so long as Seller or its general partners is not providing services within the Binghamton, New York metropolitan statistical area or the Elmira, New York metropolitan statistical area.

                                     9.4      Stock Certificates.  If Buyer
                    has elected to pay all or any portion of the Purchase Price with Vanguard Stock, Buyer shall deliver or cause to be delivered to Seller stock certificate(s) representing such Vanguard Stock, free and clear of any Encumbrances of any nature whatsoever, no later than three (3) business days after the Closing.

                                     9.5      Sale of Vanguard Stock by
                    Seller. Seller hereby agrees to promptly inform Buyer in writing upon the sale of the last share of Vanguard Stock by Seller.

                                     9.6      Sale of Elmira Assets by
                    Buyer. Buyer hereby agrees that for a period of eighteen (18) months from the date of this Agreement, Buyer will not sell or enter into any agreement to sell the Cellular Block A telephone system serving the Elmira, New York metropolitan statistical area (the "Elmira Assets") to Horizon Cellular Telephone Company, L.P. or any of its subsidiaries. If Buyer breaches this Section 9.6, Buyer shall deliver all consideration in excess of $7,250,000 received by Buyer for the Elmira Assets to Seller.

                                     9.7      Name Change.  As soon as
                    practicable following the Closing, Buyer shall cause the name of the Company to be changed to a name which does not contain the word "Crowley" and shall cause the Company to cease using the word "Crowley" in the conduct of its business.

                                     9.8      Billing and Conversion
                    Matters. On and after the Closing, Seller and Buyer shall perform their respective obligations under the Billing Support Agreement contemplated by Section 6.2(e), which obligations will survive the Closing for the term of the Billing Support Agreement and are by this reference incorporated into this Agreement.

                                            ARTICLE X

                                         INDEMNIFICATION

                                     10.1     Survival of Representations,
                    Etc. All statements contained in the Disclosure Schedules or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of Seller and Buyer contained herein shall survive the Closing Date until the date that is the second anniversary of the Closing Date, without regard to any investigation made by any of the parties hereto. The representations and warranties of Seller relating to Taxes, environmental matters, title and due authorization shall survive until all applicable statutes of limitations (including extensions and waivers thereof but only if and to the extent approved by Seller in writing, such approval not to be unreasonably withheld) have expired.

                                     10.2     Indemnification.  (a) Seller
                    shall indemnify Buyer and the Company against, and hold Buyer and the Company harmless from, any damage, claim, liability or expense, including without limitation, interest, penalties and reasonable attorneys' fees (collectively "Damages") Buyer or the Company incur, arising out of (i) the breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or any document delivered in connection with the Closing, or (ii) third party claims not reflected on the Closing Date Balance Sheet arising from or out of the operations of the Company or Licensee prior to the Closing; provided, however, that Seller shall not be required to indemnify and hold harmless Buyer or the Company under this Section 10.2(a) with respect to any Damages (and no claim shall be made against Seller therefor) unless, until, and then only insofar as the Damages for which such indemnification is sought under this Section 10.2(a) shall exceed in the aggregate $50,000, and provided, further, the aggregate amount for which Seller shall be required to indemnify and hold harmless Buyer and the Company under this Section 10.2(a) with respect to Damages shall not exceed the amount of the Purchase Price. Notwithstanding the foregoing, Seller shall indemnify and hold Buyer and the Company harmless from all Damages Buyer or the Company incur arising out of that certain personal injury claim of John and Joan A. Telesk (the "Telesk Claim") against the Company and/or Licensee. Buyer agrees to seek recovery for the Telesk Claim first from Seller's insurance carrier and then from Seller.

                                     (b)      Buyer shall indemnify and hold
                    Seller harmless from any Damages arising out of (i) the breach of any warranty, representation, covenant or agreement of Buyer contained in this Agreement, or (ii) third party claims reflected on the Closing Date
                    Balance Sheet arising from or out of the operations of the Company or the Licensee following the Closing; provided, however, that notwithstanding the foregoing, Buyer shall not be required to indemnify and hold harmless Seller under this Section 10.2(b) with respect to any Damages incurred by Seller hereunder (except with respect to Damages incurred in connection with the breach by Buyer of its obligations under Section 2.2 hereof) and no claim shall be made against Buyer until the Damages for which such indemnification is sought under this Section 10.2(b) shall exceed in the aggregate $50,000 and, provided, further, that (except with respect to Damages incurred in connection with the breach by Buyer of its obligations under Section 2.2 hereof) the aggregate amount which Buyer shall be required to indemnify and hold harmless Seller under this Section 10.2(b) with respect to Damages incurred by Seller shall not exceed $4,853,925.

                                     (c)      The term "Damages" as used in
                    this Section 10.2 is not limited to matters asserted by third parties against Seller, the Company, Licensee or Buyer, but includes Damages incurred or sustained by Seller, the Company, Licensee or Buyer in the absence of third party claims.

                                     (d)      This Section 10.2 shall not
                    apply with respect to indemnification for Taxes.

                                     10.3     Indemnification Procedures.
                    (a) Upon Buyer becoming aware of a fact, condition or event which constitutes a breach of any of the representations, warranties, covenants or agreements of Seller contained herein, if a claim for Damages in respect thereof is to be made against Seller under this
                    Article X, Buyer will with reasonable promptness notify Seller in writing of such fact, condition or event. If such fact, condition or event is the assertion of a claim by a third party, Seller will be entitled to participate in or take charge of the defense against such claim, provided that Seller and its counsel shall proceed with diligence and in good faith with respect thereto.

                                     (b)  Upon Seller becoming aware of a
                    fact, condition or event which constitutes a breach of any of the representations, warranties, covenants or agreements of Buyer contained herein, if a claim for Damages in respect thereof is to be made against Buyer under this Article X, Seller will with reasonable promptness notify Buyer in writing of such fact, condition or event. If such fact, condition or event is the assertion of a claim by a third party, Buyer will be entitled to participate in or take charge of the defense against such claim, provided that Buyer and its counsel shall proceed with diligence and in good faith with respect thereto.

                                     (c)  No indemnifying party hereunder
                    shall be liable for any settlement effected without its written consent.

                                     10.4     No Right of Contribution.
                    After the Closing, each of the Company and Licensee shall have no liability to indemnify either Buyer or Seller on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of Seller, the Company or Licensee; and Seller shall have no right of contribution against the Company or Licensee.

                                     10.5     Remedies.  Prior to the
                    Closing, in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security. After the Closing, indemnification shall be the sole remedy hereunder and under tort, contract or otherwise.

                                     10.6     Tax Indemnification and
                    Procedures.

                                     (a)      Seller shall indemnify and
                    hold harmless Buyer and the Company and each of their respective affiliates, successors and assigns, from and against all liability for Taxes (i) with respect to all periods ending on or prior to the Closing Date, (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial Period"), or (iii) payable as a result of a breach of any representation or warranty with respect to Taxes. Notwithstanding the foregoing, Seller shall not be required to indemnify Buyer, or the Company for Taxes to the extent of the reserves set forth on the Closing Date Balance Sheet. Seller shall be entitled to any net refunds of Taxes with respect to the periods described in clauses (i) and (ii) above, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a period beginning after the Closing Date or a distribution made to a shareholder after the Closing Date.

                                     (b)      Buyer shall indemnify and hold
                    harmless Seller and its respective affiliates, successors and assigns, from and against all Taxes (i) with respect to all periods beginning after the Closing Date or (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period beginning the day after the Closing Date (such portion, a "Post-

                    Closing Partial Period").  Buyer shall
                    be entitled to all refunds of Taxes with respect to the period described in clauses (i) and (ii) above.

                                     (c)      For purposes of this Section
                    10.6, Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to (i) periods beginning after the Closing Date or (ii) to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period after the Closing Date, but shall not include amounts which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods ending on or prior to the Closing Date or to any Pre-Closing Partial Period.

                                     (d)      Any Taxes for a period
                    including a Pre-Closing Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-Closing Partial Period and such Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company during such Pre-Closing Partial Period and such Post-Closing Partial Period.

                                     (e)      Seller shall prepare and file
                    all Tax returns for periods ending prior to or on the Closing Date. Buyer shall prepare and file all other Tax returns. Seller shall prepare and deliver to Buyer books and working papers (including a closing of the books) which will clearly demonstrate the income and activities of the Company for any period ending on the Closing Date and any Pre-Closing Partial Period.

                                     (f)      Seller and Buyer agree to give
                    prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Pre-Closing Partial Period. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for such periods and each may participate at its own expense, provided that Seller shall have the right to control the conduct of any audit or proceeding for which Seller (i) agrees that any resulting Tax is covered by the indemnity provided in this Section 10.6, and (ii) demonstrates to the reasonable satisfaction of Buyer its ability to make such indemnity payment. Notwithstanding the foregoing, neither party may settle or otherwise resolve any such claim, suit or proceeding without the consent of the other party, such consent not to be unreasonably withheld.

                                     (g)      Seller and Buyer agree to
                    furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Company as is reasonably necessary for the preparation of any Tax return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

                                     (h)      Notwithstanding the foregoing,
                    Seller shall have no obligation to indemnify Buyer with respect to any liability for Taxes arising from (i) any election made under Section 338 of the Code or any similar provision under state law pertaining to the Company and (ii) a transaction occurring after the first day of the year in which the Closing shall occur and on or before the Closing Date to the extent Buyer takes or causes the Company to take a tax reporting position with respect to the transaction giving rise to such tax obligation which is inconsistent with the method by which the Company accounted for such transaction on or prior to the Closing Date or the reporting position taken by the Company with respect to similar transactions in prior periods, provided that the Company had substantial authority for the accounting method or reporting position previously taken. Subsection (h)(ii) shall not apply, however, to any tax reporting position taken by the Company to the extent that (i) the Company provided to Seller a copy of the relevant workpapers or schedules reflecting the tax reporting positions taken with respect to the Company and (ii) Seller did not notify the Company in writing within twelve (12) business days of delivery of such notice of (a) Seller's objection to the Company's tax reporting position and (b) the basis for such objection including but not limited to identification of similar prior transactions of the Company and the tax reporting positions taken by the Company with respect to such transactions in prior periods.

                                     (i)      If any liability for Taxes
                    with respect to which Buyer or the Company is entitled to indemnification hereunder results from the disallowance of any claimed deduction or credit, or from the shifting of any item of income from one taxable period to another taxable period, the amount of indemnification to which Buyer or the Company is entitled shall be computed after taking into account any resulting benefit accruing to Buyer or the Company by reason of such disallowed claim or shift of any item of income.

                                           ARTICLE XI

                                         SECURITIES LAWS

                                     11.1     Acquisition for Investment.
                    Buyer hereby acknowledges that the shares of Stock to be purchased pursuant to the terms of this Agreement shall be acquired in good faith for investment for its own account and not with a view to a distribution or resale of any of such Stock.

                                     11.2     Legend.  Each certificate
                    representing shares of Stock sold pursuant to the provisions hereof, if deemed advisable by the Company, shall bear the following legends:

                                     "THE SECURITIES REPRESENTED
                             HEREBY HAVE NOT BEEN REGISTERED UNDER
                             THE SECURITIES ACT OF 1933.  THE
                             SECURITIES MAY NOT BE SOLD OR
                             TRANSFERRED IN THE ABSENCE OF
                             EXEMPTION THEREFROM UNDER SAID ACT OR
                             THE RULES AND REGULATIONS PROMULGATED
                             THEREUNDER."

                                           ARTICLE XII

                                          MISCELLANEOUS

                                     12.1     Termination.  (a)  If any
                    condition precedent to Seller's obligations hereunder is not satisfied and such condition is not waived by Seller at or prior to the Closing Date, or if any condition precedent to Buyer's obligations hereunder is not satisfied and such condition is not waived by Buyer at or prior to the Closing Date, the party in whose favor the condition does not run may, by written notice to the other party, extend the Closing Date to a day which is on or prior to one year from the date hereof. If the Closing Date has not occurred on or prior to one year from the date hereof, either party may terminate this Agreement so long as such party is not in default under this Agreement. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby.

                                     (b)  This Agreement may be terminated
                    and the transactions contemplated hereby abandoned by either party if the conditions set forth in Articles VII and VIII have not been satisfied on or before one year from the date hereof (unless waived by the party entitled to the benefit thereof), without liability of either party hereto; provided, however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of any party to have performed its obligations hereunder, or (ii) any knowing misrepresentation made by any party of any matter set forth herein.

                                     12.2     Assignment.  Neither this
                    Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller, except that Buyer may, without such consent, assign the right to acquire the Stock to a wholly-owned subsidiary or subsidiaries of Buyer; provided, however, that Buyer shall continue to be a party to this Agreement and to be bound by the provisions hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

                                     12.3     Notices; Transfer of Funds.
                    Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, overnight delivery service, telegraphed, telexed or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:


             If to Seller,            Crowley Cellular Telecommunications
               the Company               Limited Partnership
               or Licensee:           Crowley Cellular Telecommunications
                                         Binghamton, Inc.
                                      Binghamton CellTelCo
                                      Two Wisconsin Circle, Suite 850
                                      Chevy Chase, Maryland 20815
                                      Attention: George D. Crowley, Jr.

             With a copy to:          Edwards & Angell
                                      101 Federal Street
                                      Boston, MA 02110
                                      Attention: Leonard Q. Slap, Esq.

             If to Buyer:             Vanguard Cellular Systems, Inc.
                                      2002 Pisgah Church Road, Suite 300
                                      Greensboro, NC 27455
                                      Attention: Richard C. Rowlenson,
                                      Senior Vice President

             With a copy to:          Latham & Watkins
                                      1001 Pennsylvania Avenue, N.W.,
                                      Suite 1300
                                      Washington, D.C. 200024
                                      Attention: Eric A. Stern, Esq.

                    or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                                     12.4     Choice of Law.  This Agreement
                    shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

                                     12.5     Entire Agreement; Amendments
                    and Waivers. This Agreement, together with all exhibits, annexes and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agree-ments, understandings, negotiations and discussions, whether oral or written, of the parties. No supple-ment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                                     12.6     Counterparts.  This Agreement
                    may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                     12.7     Invalidity.  In the event that
                    any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                                     12.8     Headings.  The headings of the
                    Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                                     12.9     Expenses.  Seller and Buyer
                    will each be liable for its own, and Seller shall be liable for the Company's and Licensee's, costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

                                     12.10    Publicity.  No party shall
                    issue any press release or make any public statement regarding the transactions contemplated hereby, until such time, if any, as Buyer is required to disclose such terms pursuant to it obligations under the securities laws. No party shall make any public announcement of the transaction or its terms without first giving not less than 48 hours' notice to each other party of the text of such public announcement and giving each other party an opportunity to comment thereon. The parties shall cooperate reasonably with each other in making any public announcement, provided, however, in no event shall any party in making any public announcement of the transaction characterize or attempt to characterize any other party's position, thoughts, expectations or conclusions concerning the transaction without such party's prior written consent. This Section 12.11 shall not survive the Closing.

                                     12.11    Confidential Information.  The
                    parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 12.11. Neither Seller nor Buyer shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants and affiliates in connection with the transactions contemplated hereby. Seller, at a time and in a manner which it reasonably determines and after prior notice to and consultation with Buyer, may notify employees, unions and bargaining agents of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.




                                 [signatures on following page]

                                     IN WITNESS WHEREOF, the parties hereto
                    have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.



                             SELLER:

                             CROWLEY CELLULAR TELECOMMUNICATIONS
                             LIMITED PARTNERSHIP

                             By: Crowley Cellular Telecommunications, Inc.,
                                 its general partner

                             By:________George D. Crowley, Jr.__________
                                 George D. Crowley, Jr., Chairman


                              THE COMPANY:

                              CROWLEY CELLULAR TELECOMMUNICATIONS
                              BINGHAMTON, INC.

                              By:________George D. Crowley, Jr.___________
                                 George D. Crowley, Jr., Chairman

                              BUYER:

                              VANGUARD CELLULAR SYSTEMS, INC.

                              By:________Stephen R. Leeolou___________
                              Its: Executive Vice President

                                            ANNEX I

                            REPRESENTATIONS AND WARRANTIES OF SELLER

                                     Subject to exceptions set forth in the
                    Disclosure Schedules, Seller represents and warrants to Buyer as follows:

                                     1.       Organization of Seller.
                    Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, has full partnership power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified would have a material adverse effect on the business or financial condition of Seller. Each jurisdiction in which Seller is qualified to do business as a foreign limited partnership is listed on the Disclosure Schedules. Seller owns of record and beneficially all of the outstanding capital stock of the Company free and clear of all Encumbrances.

                                     2.       Organization of the Company.
                    The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified would have a material adverse effect on the business or financial condition of the Company. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is listed on the Disclosure Schedules. The Company has authorized 3,000 shares of common stock, $.02 par value per share, 100 shares of which are issued and outstanding. All of the Company's outstanding shares of common stock have been duly authorized and validly issued and are fully paid and non-assessable. The Company is a general partner of Licensee with a 96.9651% general partner interest therein. The Company holds the license for and owns all of the assets relating to the Elmira System.

                                     3.       Organization of Licensee.
                    Licensee is a general partnership formed under the laws of the District of Columbia, has full partnership power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. The partners of Licensee and their respective interests in Licensee are listed on the Disclosure Schedules.

                                     4.       Authorization.  Seller has all
                    necessary partnership power and authority to enter into this Agreement and has taken all partnership action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. The Company has all necessary corporate power and authority to enter into this Agreement and has taken all corporate action necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and the Company and is a legal, valid and binding obligation of each of Seller and the Company enforceable against each of them in accordance with its terms.

                                     5.       Subsidiaries.  Except for
                    Licensee, the Company has no subsidiaries.

                                     6.       Absence of Certain Changes or
                    Events. Except as set forth in the Disclosure Schedules, from the Balance Sheet Date through the date hereof, there has not been any:

                                     (a)      (i) increase in the
                    compensation payable or to become payable by the Company or Licensee to any of its Personnel whose total compensation for services rendered to the Company or Licensee is currently at an annual rate of more than $15,000 other than consistent with past practice, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel other than consistent with past practice, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedules or (iv) new employment agreement to which the Company or Licensee is a party;

                                     (b)      addition to or modification of
                    the employee benefit plans, arrangements or practices described in the Disclosure Schedules affecting Personnel other than (i) contributions made in accordance with the normal practices of the Company or
                    (ii) the extension of coverage to other Personnel who became eligible after the Balance Sheet Date;

                                     (c)      sale, assignment or transfer
                    of any of the assets of the Company or Licensee, other than in the ordinary course of business consistent with past practice (not exceeding $50,000 in aggregate value);

                                     (d)      cancellation of any
                    indebtedness other than settlement of customer accounts in the ordinary course of business to or waiver of any rights of substantial value to, the Company or Licensee, whether or not in the ordinary course of business;

                                     (e)      amendment, cancellation or
                    termination of any Contract, license or other instrument material to the Company or Licensee;

                                     (f)      capital expenditure or the
                    execution of any lease or any incurring of liability therefor by the Company or Licensee, other than expenditures pursuant to the capital budget set forth on Exhibit A attached hereto;

                                     (g)      failure to pay when due any
                    material obligation of the Company or Licensee;

                                     (h)      failure to operate the
                    business of the Company or Licensee since the Balance Sheet Date in the ordinary course of business;

                                     (i)      change in accounting methods
                    or practices by the Company or Licensee affecting its assets, liabilities or business;

                                     (j)      revaluation by the Company or
                    Licensee of any of its assets, including without limitation, writing off notes or accounts receivable other than in the ordinary course of business and consistent with industry practice;

                                     (k)      damage, destruction or loss
                    (not covered by insurance) adversely affecting the properties, business or prospects of the Company or Licensee;

                                     (l)      mortgage, pledge or other
                    Encumbrance of any assets of the Company or Licensee except purchase money mortgages arising in the ordinary course of business;

                                     (m)      declaration, setting aside or
                    payment of dividends or distributions in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company's equity securities;

                                     (n)      distribution to any partner of
                    Licensee;

                                     (o)      issuance by the Company of, or
                    commitment of the Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

                                     (p)      indebtedness incurred by the
                    Company or Licensee for borrowed money or any commitment to borrow money entered into by the Company or Licensee, or any loans, guaranties, or capital lease obligations made or agreed to be made by the Company or Licensee;

                                     (q)      liabilities involving $20,000
                    or more in the aggregate, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                                     (r)      agreement by the Company or
                    Licensee to do any of the foregoing; or

                                     (s)      other event or condition of
                    any character (financial or otherwise) which in any one case or in the aggregate has materially adversely affected, or any event or condition known to the Company (other than matters of general public knowledge relating to general economic conditions or the Company's industry as a whole) which it is reasonable to expect will, in any one case or in the aggregate, materially adversely affect in the future, the condition (financial or otherwise), assets, liab-ilities, working capital, reserves, earnings, business or prospects of the Company or Licensee.

                                     7.       Title to Assets, Etc.  The
                    Company and/or Licensee, as the case may be, have good and marketable fee simple title to, or a good leasehold interest in, the assets used in the operation of the Systems, including but not limited to those assets listed on the Disclosure Schedules and as reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date (collectively, the "Assets"). None of the Assets is subject to any Encumbrances except as set forth on the Disclosure Schedules or which will be released at Closing. The Company and/or Licensee, as the case may be, have in all material respects performed all the obligations required to be performed by it or them with respect to all Assets leased by it or them through the date hereof, except where the failure to perform would not have a material adverse effect on the business or financial condition of the Company or Licensee. The Company and/or Licensee, as the case may be, enjoy peaceful and undisturbed possession of all Facilities owned or leased by it or them, and such Facilities are not subject to any Encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company or Licensee. There are no pending or threat-ened condemnation proceedings relating to any of the Facilities. The real property improvements (including leasehold improvements), equipment and other tangible assets owned or used by the Company or Licensee at the Facilities are adequately insured and are structurally sound with no known material defects. None of said improvements, equipment and other assets is subject to any commitment or other arrangement for their sale or use by any affiliate of the Company, Licensee, or third parties. The Assets are valued for financial accounting purposes at or below actual cost less an adequate and proper depreciation charge.

                                     8.       Condition of Tangible Assets.
                    The Facilities and Fixtures and Equipment are in good operating condition and repair (except for ordinary wear and tear and any defect the cost of repairing which would not be material), are sufficient for the operation of the Company's or Licensee's business as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) relating thereto currently in effect, except where the failure to conform would not have a material adverse effect on the business or financial condition of the Company or Licensee.

                                     9.       Contracts and Commitments.
                    Neither the Company nor Licensee is a party to and the Company, Licensee and its respective properties are not subject to any written or oral:

                                     (a)      commitment, contract, note,
                    loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of the Company of more than $20,000 and not cancelable (without liability) within sixty (60) days;

                                     (b)      lease of real property (the
                    Disclosure Schedules indicates with respect to each lease listed on the Disclosure Schedules the term, annual rent and renewal options);

                                     (c)      lease of personal property
                    involving any annual expense in excess of $5,000 and not cancelable (without liability) within 60 days;

                                     (d)      contracts and commitments not
                    otherwise described above or listed in the Disclosure Schedules (including purchase orders, franchise agreements and undertakings or commitments to any governmental or regulatory authority) relating to the business of the Company or Licensee and otherwise materially affecting the Company's or Licensee's business;

                                     (e)      material governmental or
                    regulatory licenses or permits required to conduct the business of the Company and Licensee as presently conducted, other than the Authorizations;

                                     (f)      contracts or agreements
                    containing covenants limiting the freedom of the Company or Licensee to engage in any line of business or compete with any person; or

                                     (g)      employment contracts,
                    including without limitation, contracts to employ executive officers and other contracts with officers or directors of the Company or Licensee.

                                     Neither the Company nor Licensee is
                    (and, to the best knowledge of the Company, no other party is) in material breach or violation of, or default under any of the Contracts or other instru-ments, obligations, evidences of indebtedness or commitments described in (a)-(g) above, the breach or violation of which would have a material adverse effect on the business or financial condition of the Company or Licensee.

                                     10.      Authorizations.  Set forth on
                    the Disclosure Schedules are all of the Authorizations. There are no pending or, to the knowledge of each of Seller, the Company or Licensee, threatened proceedings by or before the FCC which would result in the revocation, cancellation, suspension or adverse modification of any FCC Authorization, nor are there any facts that would give rise to, or form the basis for such a proceeding. On the Closing Date, subject to the receipt of the approvals contemplated herein, Licensee and the Company will have the absolute and unrestricted right, power and authority under the Communications Act to transfer control of the Authorizations to Buyer upon consummation of the transaction contemplated hereby. Neither the Company nor Licensee (a) has engaged in any course of conduct which would impair the Company's or Licensee's ability to remain the holder of the Authorizations, and (b) is aware of any reason why (i) those of the Authorizations subject to expiration might not be renewed in the ordinary course or (ii) any of the Authorizations might be revoked.

                                     11.      No Conflict or Violation.
                    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of (i) the Certificate of Limited Partnership or the partnership agreement of Seller,
                    (ii) the Articles of Incorporation or Bylaws of the Company, or so long as Buyer complies with its obligations under Section 6.2(c) hereof the partnership agreement of Licensee (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, Encumbrance, com-mitment, license, franchise, permit, authorization or concession to which Seller, the Company or Licensee is a party or by which the Assets are bound, which breach or default would have a material adverse effect on the business or financial condition of Seller, the Company or Licensee or their respective ability to consummate the transactions contemplated hereby, (c) a violation by Seller, the Company or Licensee of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Seller, the Company or Licensee or their respective ability to consummate the transactions contemplated hereby, or (d) an imposition of any material Encumbrance, restriction or charge on the business of Seller, the Company or Licensee or on any of the Assets.

                                     12.      Consents and Approvals.  No
                    consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Seller or the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than the filings required under the HSR Act, the FCC Consents and the NYPSC Approval.

                                     13.      Financial Statements.  Seller
                    has heretofore delivered to Buyer the Financial Statements. Except as otherwise set forth therein, the Financial Statements are complete, are in accordance with the books and records of the Company, fairly and accurately reflect the assets, liabilities and financial condition and results of operations indicated thereby in accordance with generally accepted principles of tax basis accounting consistently applied, and contain and reflect all necessary adjustments for a fair representation of the Financial Statements as of the date and for the period covered thereby.

                                     14.      Litigation.  There is no
                    action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding (other than routine collection matters against customers), labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for Personnel), arbitration action or investigation (collectively, "Actions") pending or, to the knowledge of Seller or the Company, threatened or anticipated against, relating to or affecting (i) the Company, (ii) Licensee, (iii) the Systems, (iv) any benefit plan for Personnel or any fiduciary or administrator thereof or (v) the transactions contemplated by this Agreement. None of Seller, the Company or Licensee is in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Company, Licensee or the business or activities of the Company or Licensee. There is not a reasonable likeli-hood of an adverse determination of any pending Actions which would, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Company or Licensee.

                                     15.      Labor Matters.  Neither the
                    Company nor Licensee is a party to any collective bargaining agreement with respect to its employees with any labor organization, group or association. In the last three (3) years, neither the Company nor Licensee has experienced any attempt by organized labor or its representatives to make the Company or Licensee conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company or licensee. Each of the Company and Licensee is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company or Licensee pending before the National Labor Relations Board or any other governmental agency arising out of the Company's or Licensee's activities, and the Company has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against the Company or Licensee nor is any grievance currently being asserted; and neither the Company nor Licensee has experienced a work stoppage or other labor dif-ficulty.

                                     16.      Liabilities.  The Company has
                    no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected and reserved against on the Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, and (iii) liabilities arising under Contracts, letters of credit, purchase orders, licen-ses, permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedules or which are of the type described in paragraph 9 of this Annex I but which because of the dollar amount or other qualifications are not required to be listed in the Disclosure Schedules.

                                     17.      Compliance with Law.  Each of
                    Seller, the Company and Licensee and the conduct of its and their respective business are in compliance with all applicable laws, statutes, ordinances and regulations, whether federal (including the Communications Act), state or local, except where the failure to comply would not have a material adverse effect on the business or financial condition of Seller, the Company or Licensee, as the case may be. None of Seller, the Company nor Licensee has received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws where the failure to comply would have a material adverse effect on the business or financial condition of Seller, the Company or Licensee, as the case may be, and neither Seller, the Company nor Licensee has any reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would, in any one case or in the aggregate, have a material adverse effect on the business or financial condition of Seller, the Company or Licensee, as the case may be.

                                     18.      No Brokers.  None of Seller,
                    the Company nor any affiliate of Seller or the Company has entered into or will enter into any Contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Seller shall be responsible for all payments due to Donaldson, Lufkin & Jenrette Securities Corporation and Toronto Dominion Bank as a finder's fee or brokerage commission and shall indemnify Buyer for any costs, expenses (including without limitation attorneys' fees), claims, liabilities or losses related thereto.

                                     19.      No Other Agreements to Sell
                    the Assets or the Company. None of Seller, the Company nor Licensee have any legal obligation, absolute or contingent, to any other person or firm to sell the Assets, to sell any capital stock of the Company or to effect any merger, consolidation or other reorganiza-tion of the Company or Licensee or to enter into any agreement with respect thereto.

                                     20.      Proprietary Rights.  All of
                    the Company's and Licensee's registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of the Company's and Licensee's patents and copyrights and all pending applications therefor; all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered (col-lectively, "Proprietary Rights") are listed in the Disclosure Schedules. The Proprietary Rights listed in the Disclosure Schedules are in all material respects all those used in the business of the Company or Licensee. No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by the Company or Licensee, and no person otherwise has a right to receive a royalty or similar payment in respect of any such Proprietary Rights. Neither the Company nor Licensee has any licenses granted by or to it or no other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights. Each of the Company's and Licensee's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by the Company or Licensee that are presently outstanding alleging that the Company's or Licensee's use of its Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

                                     21.      Employee Benefit Plans

                                     (a)      Definitions.  The following
                    terms, when used in this paragraph 21, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                                              (1)     Benefit Arrangement.
                             "Benefit Arrangement" shall mean any
                             employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, dis-ability benefits, supplemental unemployment benefits, vacation benefits, retirement benefi-ts, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or under which the Company may incur any liability, and (C) covers any employee or former employee of the Company (with respect to their relationship with the Company).

                                              (2)     Code.  "Code" shall
                             mean the Internal Revenue Code of 1986, as amended.

                                              (3)     Employee Plans.
                             "Employee Plans" shall mean all Benefit
                             Arrangements, Multiemployer Plans, Pension
                             Plans and Welfare Plans.

                                              (4)     ERISA.  "ERISA" shall
                             mean the Employee Retirement Income Security
                             Act of 1974, as amended.

                                              (5)     ERISA Affiliate.
                             "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with the Company as defined in Section 414(b) or (c) of the Code.

                                              (6)     Multiemployer Plan.
                             "Multiemployer Plan" shall mean any
                             "multiemployer plan," as defined in Sec-tion 4001(a)(3) of ERISA, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and
                             (B) which covers any employee or former
                             employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

                                              (7)     PBGC.  "PBGC" shall
                             mean the Pension Benefits Guaranty Corporation.

                                              (8)     Pension Plan.
                             "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan)
                             (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and
                             (B) which covers any employee or former
                             employee
                             of the Company or any ERISA Affiliate
                             (with respect to their relationship with such entities).

                                              (9)     Subsidiary.
                             "Subsidiary" shall mean (i) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any partnership in which the Company is a general partner; or (iii) any partnership in which the Company possesses a 50% or greater interest in the total capital or total income of such partnership.

                                              (10)    Welfare Plan.
                             "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing welfare benefits, (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and
                             (B) which covers any employee or former
                             employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

                                     (b)      Disclosure; Delivery of Copies
                    of Relevant Documents and Other Information. The Disclosure Schedules contain a complete list of Employee Plans which cover or have covered employees of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities). True and com-plete copies of each of the following documents have been delivered by the Company to Buyer: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) which cover or have covered employees of the Company or a Subsidiary (with respect to their relationship with such entities) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Company's and Licensee's employees and all annuity contracts or other funding instruments, (ii) each written Benefit Arrangement which cover or have covered employees of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities) including written interpretations thereof and written descriptions thereof which have been distributed to the Company's and Licensee's employees (including descriptions of the number and level of employees covered thereby) and a complete description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service, with respect to each Pension Plan which cover or have covered employees of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities) (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan which cover or have covered employees of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities) (v) all actuarial reports prepared for the last three plan years for each Pension Plan which cover or have covered employees of the Company, Licensee or a Subsidiary
                    (with respect to their relationship with such entities), (vi) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company, Licensee and each Subsidiary, and (vii) a description setting forth the amount of any liability of the Company as of the Closing Date for payments more than thirty days past due with respect to each Welfare Plan which covers or has covered employees or former employees of the Company, Licensee or a Subsidiary.

                                     (c)      Representations.  Except as
                    set forth in the Disclosure Schedules, Seller represents as follows:

                                              (1)     Pension Plans

                                                      (i)      The funding
                                     method used in connection with each
                                     Pension Plan which is subject to the
                                     minimum funding requirements of ERISA
                                     is acceptable and the actuarial
                                     assumptions used in connection with
                                     funding each such plan are reasonable.
                                     As of the last day of the last plan
                                     year of each Pension Plan and as of
                                     the Closing Date, the "amount of
                                     unfunded benefit liabilities" as
                                     defined in Section 4001(a)(18) of
                                     ERISA (but excluding from the defini-
                                     tion of "current value" of "assets" of
                                     such Pension Plan, accrued but unpaid
                                     contributions) did not and will not
                                     exceed zero.  No "accumulated funding
                                     deficiency" (for which an excise tax
                                     is due or would be due in the absence
                                     of a waiver) as defined in Section 412
                                     of the Code or as defined in Section
                                     302(a)(2) of ERISA, whichever may
                                     apply, has been incurred with respect
                                     to any Pension Plan with respect to
                                     any plan year, whether or not waived.
                                     Neither the Company nor any ERISA
                                     Affiliate has any liability for unpaid
                                     contributions with respect to any
                                     Pension Plan.

                                                      (ii)     Neither the
                                     Company nor any ERISA Affiliate is
                                     required to provide security to a
                                     Pension Plan which covers or has
                                     covered employees or former employees
                                     of the Company, Licensee or a
                                     Subsidiary under Section 401(a)(29) of
                                     the Code.

                                                      (iii)    Each Pension
                                     Plan and each related trust agreement,
                                     annuity contract or other funding
                                     instrument which covers or has covered
                                     employees or former employees of the
                                     Company, Licensee or a Subsidiary
                                     (with respect to their relationship
                                     with such entities) is
                                     qualified and tax-exempt under the
                                     provisions of Code Sections 401(a) (or
                                     403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date.

                                                      (iv)     Each Pension
                                     Plan, each related trust agreement,
                                     annuity contract or other funding
                                     instrument which covers or has covered
                                     employees or former employees of the
                                     Company, Licensee or a Subsidiary
                                     presently complies and has been
                                     maintained in material compliance with
                                     its terms and, both as to form and in
                                     operation, with the requirements
                                     prescribed by any and all statutes,
                                     orders, rules and regulations which
                                     are applicable to such plans,
                                     including but not limited to ERISA and
                                     the Code except to the extent
                                     permitted under Section 401(b) of the
                                     Code.

                                                      (v)      The Company
                                     has paid all premiums (and interest
                                     charges and penalties for late
                                     payment, if applicable) due the PBGC
                                     with respect to each Pension Plan for
                                     each plan year thereof for which such
                                     premiums are required.  Neither the
                                     Company nor any ERISA Affiliate has
                                     engaged in, or is a successor or
                                     parent corporation to an entity that
                                     has engaged in, a transaction
                                     described in Section 4069 of ERISA.
                                     There has been no "reportable event"
                                     (as defined in Section 4043(b) of
                                     ERISA and the PBGC regulations under
                                     such Section) with respect to any
                                     Pension Plan.  No filing has been made
                                     by the Company or any ERISA Affiliate
                                     with the PBGC, and no proceeding has
                                     been commenced by the PBGC, to
                                     terminate any Pension Plan.  No
                                     condition exists and no event has
                                     occurred that could constitute grounds
                                     for the termination of any Pension
                                     Plan by the PBGC.  Neither the Company
                                     nor any ERISA Affiliate has, at any
                                     time, (A) ceased operations at a
                                     facility so as to become subject to
                                     the provisions of Section 4068(f) of
                                     ERISA, (B) withdrawn as a substantial
                                     employer so as to become subject to
                                     the provisions of Section 4063 of
                                     ERISA, or (C) ceased making
                                     contributions on or before the Closing
                                     Date to any Pension Plan subject to
                                     Section 4064(a) of ERISA to which the
                                     Company or any ERISA Affiliate made
                                     contributions during the five years
                                     prior to the Closing Date.

                                              (2)     Multiemployer Plans

                                                      (i)      Neither the
                                     Company nor any ERISA Affiliate has,
                                     at any time, withdrawn from a
                                     Multiemployer Plan in a "complete
                                     withdrawal" or a "partial withdrawal"
                                     as defined in Sections 4203 and 4205
                                     of ERISA, respectively, so as to
                                     result in a liability, contingent or
                                     otherwise (including, but not limited
                                     to, the obligations pursuant to an
                                     agreement entered into in accordance
                                     with Section 4204 of ERISA), of the
                                     Company or any ERISA Affiliate.

                                                      (ii)     All
                                     contributions required to be made by
                                     the Company or any ERISA Affiliate to
                                     each Multiemployer Plan have been made
                                     when due.

                                                      (iii)    If, as of the
                                     Closing Date, the Company (and all
                                     ERISA Affiliates) were to withdraw
                                     from all Multiemployer Plans to which
                                     it (or any of them) has contributed or
                                     been obligated to contribute, it (and
                                     they) would incur no liabilities to
                                     such plans under Title IV of ERISA.

                                                      (iv)     To the best
                                     of Seller's and the Company's
                                     knowledge, with respect to each
                                     Multiemployer Plan:  (A) no such
                                     Multiemployer Plan has been terminated
                                     or has been in reorganization under
                                     ERISA so as to result, directly or
                                     indirectly, in any liability,
                                     contingent or otherwise, of the
                                     Company or any ERISA Affiliate under
                                     Title IV of ERISA; (B) no proceeding
                                     has been initiated by any person
                                     (including the PBGC) to terminate any
                                     Multiemployer Plan; (C) the Company
                                     and the ERISA Affiliates have no
                                     reason to believe that any
                                     Multiemployer Plan will be terminated
                                     or will be reorganized under ERISA;
                                     and (D) the Company and the ERISA
                                     Affiliates do not expect to withdraw
                                     from any Multiemployer Plan.

                                              (3)     Welfare Plans

                                                      (i)      Each Welfare
                                     Plan which covers or has covered
                                     employees or former employees of the
                                     Company, Licensee or a Subsidiary
                                     (with respect to their relationship
                                     with such entities) has been
                                     maintained in material compliance with
                                     its terms and, both as to form and
                                     operation, with the requirements
                                     prescribed by any and all statutes,
                                     orders, rules and regulations which
                                     are applicable to such Welfare Plan,
                                     including but not limited to ERISA and
                                     the Code.

                                                      (ii)     None of the
                                     Company, any ERISA Affiliate or any
                                     Welfare Plan has any present or future
                                     obligation to make any payment to or
                                     with respect to any present or former
                                     employee of the Company or any ERISA
                                     Affiliate pursuant to any retiree
                                     medical benefit plan, or other retiree
                                     Welfare Plan except as required by the
                                     Consolidated Omnibus Budget
                                     Reconciliation Act of 1985 or
                                     corresponding state
                                     rights, and no condition exists which would prevent the Company from amending or terminating any such benefit plan or Welfare Plan on a prospective basis.

                                                      (iii)    Each Welfare
                                     Plan which covers or has covered
                                     employees or former employees of the
                                     Company, Licensee or a Subsidiary and
                                     which is a "group health plan," as
                                     defined in Section 607(1) of ERISA,
                                     has been operated in material
                                     compliance with provisions of Part 6
                                     of Title I of ERISA and Sections
                                     162(k) and 4980B of the Code at all
                                     times.

                                              (4)     Benefit Arrangements.
                             Each Benefit Arrangement which covers or has covered employees or former employees of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities) has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrange-ment, including but not limited to the Code. Except as set forth on the Disclosure Schedules, and except as provided by law, the employment of all persons presently employed or retained by the Company, Licensee or a Sub-sidiary is terminable at will.

                                              (5)     Unrelated Business
                             Taxable Income. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code Section 511.

                                              (6)     Deductibility of
                             Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by the Company or Licensee of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                                              (7)     Fiduciary Duties and
                             Prohibited Transactions. Neither the Company nor, to the best of Seller's and the Company's knowledge, any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Company or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

                                              (8)     Validity and
                             Enforceability.  Each Welfare Plan, Pension
                             Plan, related trust agreement, annuity contract or other funding instrument and Benefit Arrangement which covers or has covered employees or former employees of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities) is (or was at all relevant times) legally valid and binding and in full force and effect.

                                              (9)     Litigation.  None of
                             the Company, any ERISA Affiliate nor any Employee Plan which covers or has covered employees or former employees of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities) is a party to any litigation relating to or seeking benefits under any Employee Plan.

                                              (10)    No Amendments.
                             Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company, Licensee or a Subsidiary (with respect to their relationship with such entities).

                                              (11)    No Other Material
                             Liability. No event has occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (i)-
                              under any statute, regulation or governmental
                             order relating to any Employee Plans or
                             (ii) pursuant to any obligation of the Company, Licensee or any Subsidiary to indemnify any person against liability incurred under, any such statute, regulation or order as they relate to the Employee Plans.

                                     22.      Transactions with Certain
                    Persons. Neither any officer, director or employee of Seller, the Company or Licensee nor any member of any such person's immediate family is presently a party to any material transaction with the Company relating to the Company's business, including without limitation, any contract, agreement or other arrangement (i) provi-ding for the furnishing of material services by, (ii) providing for the rental of material real or personal property from, or (iii) otherwise requiring material payments to (other than for services as officers, directors or employees of Seller, the Company or Licensee) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

                                     23.      Tax Matters.  (a)  Filing of
                    Tax Returns. The Company has timely filed with the appropriate taxing authorities all Returns required to be filed through the date hereof and will timely file any such Returns required to be filed on or prior to the Closing Date. The Returns filed (or to be filed) are complete and accurate in all material respects. The Company has not requested any extension of time within which to file Returns in respect of any Taxes that have not been filed.

                                     (b)      Payment of Taxes.  All Taxes
                    of the Company, or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements) in respect of periods ending on or before the Closing Date, have been timely paid, or will be timely paid prior to the Closing Date, all applicable tax laws and agreements have been fully complied with, and the Company has no material liability for Taxes in excess of the amounts so paid. The Company has made adequate provision, pursuant to tax basis accounting principles consistently applied, for the payment of all Taxes which may subsequently become due. All Taxes that the Company has been required to collect or withhold has been duly collected or withheld and, to the extent required when due, have been or will be (prior to the Closing Date) duly paid to the proper taxing authority.

                                     (c)      Audits, Investigations or
                    Claims. No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Company. On the Disclosure Schedules are set forth (i) the taxable years of the Company which have not expired, and (ii) with respect to such taxable years, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. Except to the extent shown on the Disclosure Schedules, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of the Company, or are being contested and an adequate reserve therefor has been established and is fully reflected on the financial statements of the Company.

                                     (d)      Tax Sharing Agreements.  The
                    Company is not a party to or bound by (nor will any of them become a party to or bound by) any tax indemnity, tax sharing, or tax allocation agreement.

                                     (e)      Prior Affiliated Groups.
                    Except for the Licensee, the Company has no Subsidiaries (as defined in Paragraph 21) and the Company is not, and has never been a member of an affiliated group of corporations within the meaning of
                    Section 1504 of the Code.

                                     (f)      Section 341(f) Consent.  The
                    Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset owned by it.

                                     (g)      Safe Harbor Lease Property.
                    The Company has not made an election, and is not required, to treat any asset as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code or under any comparable state or local income tax or other tax provision.

                                     (h)      Tax-Exempt Use Property.  No
                    asset of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                                     (i)      Section 481(a).  The Company
                    has not agreed to make, and is not required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                                     (j)      Excess Parachute Payments.
                    The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
                    Section 280G of the Code.

                                     (k)      U.S. Real Property Holding
                    Corporation. The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                                     (l)      Foreign Person.  The Seller is
                    not a person other than a United States person within the meaning of the Code.

                                     (m)      No Withholding.  The
                    transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

                                     (n)      Permanent Establishment.  The
                    Company does not have (and has not at any time had) a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                                     (o)      No Joint Venture.  The Company
                    is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes (except that the Company is a general partner in the Licensee).

                                     (p)      Net Operating Losses.  Seller
                    makes no representation or warranty regarding the amount of net operating losses of the Company within the meaning of Section 172 of the Code that might be available to offset income of the Company or Buyer in the future or the Taxes which may result from any election under Section 338 of the Code or any similar provision under state law with respect to the Company, on or following the Closing Date.

                                     24.      Severance Arrangements.
                    Neither the Company nor Licensee has entered into any severance or similar arrangement in respect of any present or former Personnel that will result in any obligation (absolute or contingent) of Buyer, the Company or Licensee to make any payment to any present or former Personnel following termination of employment.

                                     25.      Insurance.  The Disclosure
                    Schedules contain an accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company and Licensee on its respective business, property or Personnel. All of such policies are sufficient for compliance with all requirements of law and of all Contracts to which the Company or Licensee is a party. Neither the Company nor Licensee is in default under any of such policies or binders in any material respect, and neither the Company nor Licensee has failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by the Company and Licensee, as the case may be, through the Closing Date.


                                     26.      Accounts Receivable.  The
                    accounts receivable reflected in the Balance Sheet, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost to Buyer in collection efforts therefor except, in the case of accounts receivable shown on the Balance Sheet, to the extent of the appropriate reserves set forth on the Balance Sheet, and, in the case of accounts receivable arising since the Balance Sheet Date, to a reasonable allowance for bad debts which does not reflect a rate of bad debts higher than that reflected by the reserve for bad debts on the Balance Sheet.

                                     27.      Payments.  Neither the Company
                    nor Licensee has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Company or Licensee, which Seller or the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither the Company nor Licensee has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

                                     28.      Customers and Suppliers.  The
                    Disclosure Schedules contain a complete and accurate list of (i) the 30 largest customers of the Company and Licensee in terms of usage during April, 1994, showing the approximate total usage by each such customer during such month; (ii) the five largest suppliers of the Company and Licensee in terms of purchases during the Company's and Licensee's last fiscal year, showing the approximate total purchases by the Company and Licensee from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no adverse change in the business relationship of the Company with any customer or supplier named in the Disclosure Schedules which is material to the business or financial condition of the Company.

                                     29.      Compliance With Environmental
                    Laws. There are no toxic wastes or other toxic or hazardous substances or materials being stored or otherwise held on, under or about any of the Facilities. During the ownership by the Company or Licensee, as the case may be, and, to the best of Seller's knowledge prior to such ownership, the Facilities have been maintained in compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, including but not limited to the Federal Water Pollution Control Act (33
                    U.S.C. (section mark) 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. (section mark) 6901 et seq.), Safe Drinking Water Act (21 U.S.C. (section mark) 349,
                    42 U.S.C. (section mark)(section mark) 201, 300f),
                    Toxic Substances Control Act (15 U.S.C. (section mark) 2601 et seq.), Clean Air Act (42 U.S.C. (section mark) 7401 et seq.), and

                    Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (section mark) 9601 et seq.).

                                     30.      Material Misstatements Or
                    Omissions. No representations or warranties by Seller in this Agreement, nor any document, exhibit, written statement, certificate or schedule furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                            ANNEX II

                             REPRESENTATIONS AND WARRANTIES OF BUYER

                             Buyer represents and warrants to Seller as
                    follows:


                    1. Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to conduct its business and to own and lease its properties. Buyer is duly qualified to do business as a foreign limited corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified would have a material adverse effect on the business or financial condition of Buyer. As of July 1, 1994, the authorized capital stock of Buyer consists of (i) 60,000,000 shares of Class A common stock, $.01 par value, 25,705,783 of which are validly issued and outstanding, fully paid and nonassessable; (ii) 30,000,000 shares of Class B common stock, $.01 par value, none of which are issued and outstanding; and (iii) 1,000,000 shares of preferred stock, $.01 par value, none of which are issued and outstanding.

                                     2.       Authorization.  Buyer has all
                    necessary corporate authority to enter into this Agreement and has taken all necessary corporate action to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

                                     3.       Consents and Approvals.  No
                    consent, approval or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than the filings required under the HSR Act, the FCC Consents and the NYPSC Approval.

                                     4.       No Brokers.  Buyer has not
                    entered into nor will Buyer enter into any contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

                                     5.       No Conflict or Violation.
                    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of

                    Incorporation or Bylaws of Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party which breach or default would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby or (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

                                     6.       Vanguard Stock.  In the event
                    Buyer determines to pay the Purchase Price payable pursuant to Section 2.2 hereof in Vanguard Stock, Buyer represents that each of the shares of Vanguard Stock will, upon the consummation of the transactions contemplated hereby at the Closing Date, be duly authorized, duly issued, fully paid and non-assessable, and free and clear of any Liens, other than any Liens imposed as a result of any action of or with the consent of Seller.

                                     7.       Material Misstatements Or
                    Omissions. No representations or warranties by Buyer in this Agreement, nor any document, exhibit, written statement, certificate or schedule furnished to Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                     8.       Reports.  Buyer has previously
                    furnished to Seller true and complete copies of its (i) Form S-4 Registration Statement relating to shares of Vanguard Stock as filed with the SEC and currently effective, (ii) Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as filed with the SEC, (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, and (iv) all of its current reports on Form 8-K filed with the SEC subsequent to December 31, 1993 (collectively, the items referenced in clauses (ii), (iii) and (iv) are referred to as the "SEC Reports"). As of their respective dates, the SEC Reports (including all exhibits and schedules thereto and any documents incorporated by reference therein) did not, and the Form S-4 Registration Statement referenced in clause
                    (i) above (as updated by the documents incorporated by reference therein) does not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                            EXHIBIT B
                                   OPINION OF BUYER'S COUNSEL

                    Buyer shall deliver to Seller an opinion of counsel in form an substance acceptable to Seller, to the effect that:

                                     (a)      Buyer is a corporation duly
                    incorporated, validly existing and in good standing under the laws of the State of North Carolina;

                                     (b)      All requisite corporate action
                    has been taken by the Board of Directors of Buyer to authorize the execution, delivery and performance of this Agreement by Buyer; no other corporate proceedings on the part of Buyer are required to authorize this Agreement; and this Agreement has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether consid-ered in an action at law or in equity);

                                     (c)      Neither the execution and
                    delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will (i) violate the Certificate of Incorporation or Bylaws of Buyer, (ii) breach or cause a default under, any term or provision of any material contract or agreement to which Buyer as a party and of which such counsel has knowledge, or (iii) to the best knowledge of such counsel, violate any judgment, decree, injunction, writ or order applicable to Buyer; and

                                     (d)      No authorization, consent,
                    order, permit or approval of, or filing with, any United States federal or state governmental body is necessary, under any statute or rule known to such counsel, for the consummation by Buyer of the transactions contemplated on its part hereby other than filings under the Antitrust Improvements Act.

                                            EXHIBIT C
                                   OPINION OF SELLER'S COUNSEL

                             Seller shall deliver opinions of counsel to
                    Buyer, in the forms attached hereto.